       1                                                    Exhibit 10









                               DATED 24th JULY 1996
                        -----------------------------------

                                 SUN COMPANY, INC.                    (1)

                                        and

                                AGIP (U.K.) LIMITED                   (2)












                       -------------------------------------

STOCK PURCHASE AGREEMENT
in respect of the entire issued shares
of stock of Sun Oil Britain Limited

                                    Norton Rose
London
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CONTENTS
                                     --------

Clause                                Heading                           Page
- ------                                -------                           ----

1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2     Sale and Purchase of the Sale Shares . . . . . . . . . . . . . . . .13

3     Consideration. . . . . . . . . . . . . . . . . . . . . . . . . . .  15

4     Interim Period . . . . . . . . . . . . . . . . . . . . . . . . . . .23

5     Completion . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32

6     Post-Completion Matters. . . . . . . . . . . . . . . . . . . . . .  38

7     Representations and Warranties . . . . . . . . . . . . . . . . . .  56

8     Announcements. . . . . . . . . . . . . . . . . . . . . . . . . . .  64

9     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

10    Costs and Expenses . . . . . . . . . . . . . . . . . . . . . . . .  65

11    Variation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

12    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

13    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

14    Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  68

15    Agent for Service. . . . . . . . . . . . . . . . . . . . . . . . .  68


Schedule
- --------

1     The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

2     The Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  71

3     Warranties and Representations . . . . . . . . . . . . . . . . . .  73

4     Licences, and other related information. . . . . . . . . . . . . .  98
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5     The Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . 107
      Part 1       The Freehold Property . . . . . . . . . . . . . . . . 107
      Part 2       The Leasehold Properties. . . . . . . . . . . . . . . 107
      Part 3       The Underleases . . . . . . . . . . . . . . . . . . . 108

6     Retention Bonuses of Employees . . . . . . . . . . . . . . . . . . 109

7     Form of Resignation Letter . . . . . . . . . . . . . . . . . . . . 110

8     Deed of Tax Indemnity. . . . . . . . . . . . . . . . . . . . . . . 111

9     Preliminary Net Working Capital Statement. . . . . . . . . . . . . 126

10    Guarantees and Counter-Indemnities . . . . . . . . . . . . . . . . 127

11    Allocation of Purchase Price Pursuant to
       clause 6.9(a) . . . . . . . . . . . . . . . . . . . . . . . . . . 128

12    United States Federal, State and Local Taxes . . . . . . . . . . . 129
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THIS AGREEMENT is made the 24th day of July, 1996 BETWEEN:

(1) SUN COMPANY, INC., a company incorporated under the laws of the Commonwealth of Pennsylvania and having its principal place of business at Ten Penn Center, 1801 Market Street,
      Philadelphia, PA 19103-1699 ("Seller"); and

(2) AGIP (U.K.) LIMITED a company incorporated in England whose registered office is at Agip House, 10 Ebury Bridge Road,
      London SW1W 8PZ ("Purchaser").

WHEREAS:

(A)   Seller wishes to sell and Purchaser wishes to buy the Sale
      Shares on the terms and conditions set out herein; and

(B) As at the date hereof, the Subsidiaries (further particulars of which are set out in Schedule 2) are the only subsidiaries of the Company.

NOW THEREFORE IT IS HEREBY AGREED as follows:

1     Definitions

1.1 In this Agreement (including the recitals and Schedules hereto), the following expressions shall, except where the context otherwise requires, have the following respective meanings:

      "Accounts" means the Sterling audited consolidated accounts of the Company and the Subsidiaries as at the Economic Date, prepared in accordance with clause 3.6 and prepared on a proforma basis on the assumption that BSOC was a subsidiary of the Company on the Economic Date notwithstanding that it did not become a subsidiary of the Company until 17th July 1996;

      "Adjustment" means any or all (as the context may require) of the adjustments required by clause 3.2 and 3.3;

      "Affiliate" means in relation to any Party, a subsidiary or a holding company of that Party and includes the ultimate holding company of that Party and any subsidiary of that holding company and for the purposes of this definition "holding company" and "subsidiary" shall be construed in accordance with section 736 of the Companies Act 1985;

      "Agreed Rate" means 5.5% per annum;
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      "Audited Accounts" means the Sterling audited financial
      statements of the Company and of each of the Subsidiaries and the Sterling audited consolidated financial statements of the Company and the Subsidiaries (other than BSOC), for each of the two accounting reference periods ended on 31 December 1994 and 31 December 1995 respectively, which financial statements comprise a balance sheet, profit and loss account, notes, and auditors' and directors' report copies of which are attached to the Disclosure Letter;

      "Auditors" means the auditors of the Company, namely Ernst & Young of Becket House, 1 Lambeth Palace Road, London SE1
      7EU;

      "Brown & Root Agreement" means an Operations Alliance
      Agreement made effective as of 1st January 1995 between the Company and Brown & Root Limited;

      "BSOC" means British Sun Oil Company Limited, as described in Schedule 2B;

      "Business Day" means a day (other than a Saturday, a Sunday or a legal, bank or public holiday) on which banks are or, as the context may require, were generally open for business in England and the United States of America;

      "Calculation Period" means:

             (i) if Completion occurs on or before 31st July 1996 the period between the date hereof and the Completion Date; or

             (ii) if Completion shall occur after 31st July, 1996, the period from the date hereof until 31st July, 1996, each successive period of one calendar month ending on or before the Completion Date and any period beginning with the day next following the last of such calendar months and ending on the Completion Date;

      "the Company" means Sun Oil Britain Limited, as described in
      Schedule 1;

      "Completion" means the completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

      "Completion Date" means the date of Completion;
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      "Consideration" has the meaning given in clause 3.1;

      "CAA 1990" means the Capital Allowances Act 1990;

      "CT" means Corporation Tax as charged under ICTA 1988 (as amended);

      "Data" means all accounts, books and data in the possession of Seller and its Affiliates relating to the Licence Interests including, without prejudice to the generality of the foregoing, contracts, correspondence, information, data and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, samples, well-logs and analysis in whatever form the same are maintained) whether of a technical, legal or financial nature;

      "Data Room" means the data room established by Seller at the Company's offices at Spencer House, 23 Sheen Road, Richmond, Surrey containing documentation and information relating to the Company and its business and assets as such documentation is listed in an index thereof attached to the Disclosure Letter;

      "Deed of Tax Indemnity" means a deed in the form set out in
      Schedule 8;

      "Disclosure Letter" means the letter of even date herewith delivered to Purchaser by Seller;

      "Dollars" or "$" means dollars of the United States of America;

      "Economic Date" means 2400 hours (British Summer Time) on
      30th June 1996;

      "Employees" means the employees listed in Appendix 4 Part A of the Disclosure Letter employed by the Company at the date hereof;

      "Encumbrance" means any encumbrance or security interest whatsoever, howsoever created or arising, including (without prejudice to the generality of the foregoing) any right of ownership, security, mortgage, fixed or floating charge, pledge, charge option, restriction, right of first refusal, right of pre-emption, third party right or interest, lease, lien, assignment for the purpose of providing security, statutory right in rem, hypothecation, title retention,
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

      attachment, levy, claim, right of possession or detention or right of set-off;

      "Environment" means all or any of the media of air, water and land (wherever occurring) and in relation to the media of air and water includes without limitation the air and water within buildings and the air and water within other natural or man-made structures above or below ground;

      "Environmental Law" means all or any applicable international, EC, national or local law or regulation arising through, inter alia, treaty convention, directive, regulation, statute, subordinate legislation, or common law or any relevant code of practice in each case having the force of law in the United Kingdom on the date hereof issued by any competent authority relating to Environmental Matters;

      "Environmental Liability or Liabilities" means all reasonable costs, expenses, liabilities, claims, damages, penalties or fines necessarily incurred by the Company arising from:

      (a) any binding legal requirement, direction, notice, order or obligation served or imposed by any competent authority or court of competent jurisdiction under Environmental Law which, for the avoidance of doubt, shall include any requirements under Environmental Law relating to the decommissioning, abandonment, closure or other discontinuance of operations at or of any oil or gas related installation, vessel, structure, terminal or pipeline; or

      (b) the carrying out of any investigatory, monitoring, precautionary, remedial or engineering works (whether on the Premises or elsewhere) which are necessary to avoid the issue, service or imposition of any notice, requirement or obligation by any competent authority or court of competent jurisdiction under Environmental Law or to ensure that the business of the Company can continue to be carried on in compliance with Environmental Law; or

      (c) the repair, replacement or rebuilding of any part of the Premises or any plant, equipment, installation, pipelines, vessel or facility associated with the Licences as a result of a breach of Environmental Law;
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

      including in each case all reasonable legal, consulting, monitoring, laboratory and other professional fees;

      "Environmental Matters" means the pollution of the Environment, the protection of the Environment and human health, the protection of natural amenity, the production, disposal, release, use, storage, spillage, deposit, escape, discharge, leak, emission, recovery, transport of, or radiation from any Hazardous Material or Waste or any matters regarding the construction, operation, decommissioning or abandonment of any oil or gas related installation, technical, pipeline or vessel to the extent that any such action may have any impact on the Environment or on the health of living organisms;

      "Environmental Permits" means the permits, licences, consents or authorisations required or held by the Company or any Operator in respect of any Licence under Environmental Law in relation to the carrying on of its business or the occupation or use of the Premises;

      "Excluded Lease" means the lease dated 1st December 1988 and made between Scottish Amicable Life Assurance Society (1) Sun International Exploration and Production Company Limited
      (2) and the Company (3), which is registered at H.M. Land Registry with Absolute Title under title number NGL631444 and which demised all those office premises at Block E, Windsor Plaza, 80 Hammersmith Road, London W14 and all agreements, deeds and other documents supplemental thereto, and all obligations and liabilities relating thereto;

      "Field" means an oil or gas field being one of the Fields identified in Schedule 4, being referred to in that Part of
      Schedule 4 which relates to the Licence in respect of the area which wholly or partly comprises the Field;

      "Field Group" means the parties to a JOA or, in the case of a unitised Field, a UOA relating to a Field;

      "FPV" means the floating production vessel known as the "Balmoral", providing production facilities on the Balmoral
      Field;

      "Freehold Property" means the freehold property brief details of which are set out in Part 1 of Schedule 5;

      "Group" means the Company and the Subsidiaries;
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

      "Guarantees" means all guarantees given by any member of the Seller Group and provided in respect of obligations of the Company or the Subsidiaries, and shall include all counter-indemnities given by any member of the Seller Group and provided in respect of guarantees provided by third parties in respect of obligations of the Company or the Subsidiaries, in each case as listed in Schedule 10;

      "Hazardous Material" means any pollutant (whether relating or arising out of any oil, gas derivative products or otherwise) or any hazardous, toxic, radioactive, noxious, corrosive or caustic substance whether in solid, liquid or gaseous form;

      "ICTA 1988" means the Income and Corporation Taxes Act 1988;

      "Information" has the meaning given in clause 4.3;

      "Inter-Company Debt" means any principal owed, and any interest accrued thereon, by each of the Company and the Subsidiaries to any member of the Seller Group, and if any such member makes a payment after the date hereof (which has not been reimbursed by the Company or the Subsidiaries) under a Guarantee then the amount of such payment shall, if the same would not otherwise be the case, be treated as an amount of the Inter-Company Debt provided that any payment so made shall only be taken into account if it is disclosed to Purchaser on or before Completion;

      "Inter-Company Receivable" means any principal owed, and any interest accrued thereon, by any member of the Seller Group to the Company or the Subsidiaries;

      "Interim Period" means the period from and including the Economic Date up to and including the Completion Date;

      "JOA" means the joint operating agreement currently in force in respect of operations pursuant to a Licence, as amended, supplemented and novated from time to time, and identified as such in the relevant Part of Schedule 4;

      "Leasehold Properties" means the leasehold properties brief details of which are set out in Part 2 of Schedule 5;

      "Leases" means the relevant lease or the underlease of each of the Leasehold Properties and brief details of which are set out in Part 2 of Schedule 5;
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

      "Licence" means each or any of the licences of which details are set out in Schedule 4;

      "Licence Interest" means the undivided interest in a Licence, together with the related percentage interest in the JOA and any applicable UOA as set out in Schedule 4, and the related percentage interest in any associated Pipeline
      System and/or Terminal;

      "Licence Operator" means, in relation to each of the Licences, the entity appointed operator pursuant to the JOA relating to that Licence, and, in the case of each Licence, the current Licence Operator is identified in the relevant
      Part of Schedule 4;

      "Licensed Interest Documents" means those documents which are, in relation to each Licence, listed in Appendix 1 to the Disclosure Letter and, where the context so admits, any one or more of such documents;

      "Natural Gas" means natural gas or gas as defined in the relevant gas sale agreements listed in Appendix 1 to the Disclosure Letter;

      "Net Working Capital" means the sum of the following amounts at the Economic Date as shown in the Net Working Capital
      Statement:

      (a)    the current assets (including the Inter-Company
             Receivable) of the Group, less

      (b)    the current liabilities of the Group, less

      (c)    the Inter-Company Debt, less

      (d) an amount of $3,420,000 in respect of deferred income of the Group (irrespective of the amount included in respect of deferred income in the Group's consolidated balance sheet in the Accounts), less

      (e) the amount payable by the Company by way of the retention bonuses as referred to in clause 6.8(c) less any amount which is deductible or otherwise capable of being claimed as a relief by the Company in computing its liability to Taxation on the basis that it is so deductible or otherwise claimed in full;
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      "Net Working Capital Adjustment" means the difference
      between the Preliminary Net Working Capital and the Net Working Capital as shown in the Net Working Capital Statement;

      "Net Working Capital Statement" means the statement to be agreed pursuant to clause 3.6 or determined pursuant to clause 3.7 (as the case may be);

      "Oil" means crude oil and other hydrocarbons produced at the wellhead in liquid form and liquid hydrocarbons recovered or extracted from gas;

      "Operator" means where the context so admits any of or all of the following:

      (a)    a Unit Operator;

      (b)    a Licence Operator;

      (c)    a Pipeline Operator; and/or

      (d)    a Terminal Operator;

      "OPS Trust Deed" means a trust deed dated 17th August 1976 and entered into by London & Scottish Marine Oil Company Limited, Scottish Canadian Oil & Transportation Company Limited and Commercial Union Assurance Company Limited as supplemented and amended by a First Supplemental Trust Deed dated 24th February 1977;

      "OTA 1975" means the Oil Taxation Act 1975;

      "Party" or "Parties" means the parties to this Agreement;

      "Pension Scheme" means the Sun Group (UK) Pension and Life
      Assurance Plan (or the trustees from time to time of that scheme ("Trustees") as the context requires);

      "Pensionable Employee" means an employee of the Company at Completion who is then in pensionable service under the Pension Scheme;

      "Petroleum" has the meaning ascribed to petroleum in the Petroleum (Production) Act 1934 including (for the avoidance of doubt) oil, liquid petroleum gas and gas;
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

      "Pipeline Operator" means the entity appointed operator in relation to a Pipeline System, and, in relation to each Pipeline System, the current Pipeline Operator is identified in the relevant Part of Schedule 4;

      "Pipeline System" means a pipeline system through which Petroleum produced from a Field is transported and which is identified and described in that Part of Schedule 4 which relates to the Licence in respect of the area which wholly or partly comprises the Field;

      "Pounds" or "Sterling" means pounds sterling of the United
      Kingdom;

      "Preliminary Net Working Capital" means the deficit of $31,101,400 being the estimate as at the date hereof of the Net Working Capital, as shown in the Preliminary Net Working Capital Statement;

      "Preliminary Net Working Capital Statement" means the unaudited statement of the Preliminary Net Working Capital set out in schedule 9;

      "Premises" means the Freehold Property and the Leasehold
      Properties;

      "Proceedings" means any proceeding, suit or action arising out of or in connection with this Agreement;

      "Proposed Reorganisation" means any proposals from Purchaser relating to the reorganisation of the Group as the same may take place at any time after Completion including without limitation, any transfer of all or part of the share capital or assets of any member of the Group by Purchaser to any Affiliate or Affiliates of Purchaser at such time or in respect of a transfer of assets, to Purchaser;

      "PRT" means Petroleum Revenue Tax as charged under the OTA
      1975 and the Oil Taxation Act 1983 (as amended);

      "Purchaser's Account" means Purchaser's Dollar Account No.
      11153382 at Lloyds Bank plc, City International Branch,
      London (Swift No. LOYDGB2LCTY);

      "Purchaser's Accountants" means Price Waterhouse of No. 1
      London Bridge, London SE1 9QL;
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

      "Relevant Disputes and Agreements" means

      (a) the dispute between the Ninian Field Group and the Strathspey Field Group relating to the late start-up of the services to be provided by the Ninian Field Group to the Strathspey Field Group;

      (b) the dispute between the Ninian Field Group and the Staffa Field Group relating to send-or-pay charges unpaid by the Staffa Field Group to the Ninian Field
             Group;

      (c) the dispute between the Alwyn South Field Group and the Ninian Pipeline System Group relating to unpaid tariffs for the period up to and including the Economic Date for the transportation and processing of Alwyn South fluids;

      (d) the proposed agreement between the participants in the Sullom Voe Terminal and the Shetland Islands Council relating to the proposed extension of the occupation and use of the Sullom Voe Terminal beyond 2000, such agreement to provide for repayment of certain monies paid to the Shetland Islands Council prior to the Economic Date;

      (e) the proposed "PIMS cascade" agreement to be entered into by all participants in the Ninian Pipeline System relating to the PIMS Heads of Agreement entered into on 30th November 1992 to the extent that the same gives rise to rights, benefits, obligations or liabilities in the period up to and including the Economic Date;

      "Relevant Petroleum Proceeds" means, at any time, any amount owing to the Company or a Subsidiary in respect of Oil sold by the Company or a Subsidiary as mentioned in clause
      4.1(b)(i) and delivered not more than thirty days before that time;

      "Royalty" means royalty as defined in section 12 of the Oil
      Taxation Act 1975 payable pursuant to the terms of any Licence;

      "Sale Shares" means all shares of stock of the Company issued at the date hereof, as set out in Schedule 1 and constituting all of the issued share capital of the Company;

      "Secretary" means the Secretary of State for Trade and Industry;
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

      "Securities and Exchange Commission" means the Securities and Exchange Commission of the United States of America;

      "Seller Group" means Seller and its Affiliates other than the Company and the Subsidiaries;

      "Seller's Account" means Dollar Account No. 100722 at
      Citibank N.A. New York (ABA Number 021000089);

      "SONSL" means Sun Oil North Sea Limited, as described in
      Schedule 2A;

      "the Subsidiaries" means SONSL and BSOC;

      "Taxation" means all forms of taxation, duties, levies, imposts, charges and withholdings, direct or indirect, created or imposed by any taxing, fiscal or other appropriate authority of the United Kingdom or elsewhere except the United States of America, and (without prejudice to the generality of the foregoing) includes:

      (a) CT, advance corporation tax, PRT, Royalty, VAT, Income Tax, PAYE and any other forms of taxation, duties, levies, imposts, charges or withholdings similar to or supplementing or replaced by or replacing the foregoing or any of them; and

      (b) all penalties, charges, interest, fines, costs and expenses, loss of relief, allowance or credit relating to any form of, or claim for, taxation or other imposition referred to in paragraph (a);

      "Taxation Authority" means the Internal Revenue Service, the Inland Revenue, the US Customs Service, HM Customs & Excise or any other revenue, customs or fiscal body or person, whether of the United States of America, the United Kingdom or elsewhere;

      "Terminal" means a crude oil receiving, treatment, storage and tanker loading complex, or a gas pumping and processing complex used in relation to Petroleum produced from a Field and which is identified and described in that Part of
      Schedule 4 which relates to the Licence in respect of the area which wholly or partly comprises the Field;

      "Terminal Operator" means the entity appointed operator in relation to a Terminal, and, in relation to each Terminal, the current Terminal Operator is identified in the relevant
      Part of Schedule 4;
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

      "Translation Rate" means 1 pound:$1.5518;

      "UKCS" means the United Kingdom Sector of the Continental
      Shelf;

      "Underleases" means those underleases of parts of the Premises of which brief details are set out in Part 3 of
      Schedule 5;

      "Unit Operator" means the operator designated under and in respect of a UOA, and, in relation to each UOA, the current
      UOA Operator is identified in the relevant Part of Schedule
      4;

      "UOA" means a unit operating agreement currently in force in relation to each unitised Field, as amended, supplemented and novated from time to time and identified as such in the relevant Part of Schedule 4;

      "VAT" means Value Added Tax as charged under the Value Added Tax Act 1994 (as amended); and

      "Warranties" means the representations and warranties referred to in clause 7.

      "Waste" includes any unwanted or surplus substance whether or not relating to or arising from the construction, operation, decommissioning or abandonment of any oil or gas related installation, vessel, terminal or pipeline.

1.2 All references to clauses, recitals and Schedules are, unless otherwise expressly stated, references to clauses, recitals and schedules to this Agreement.

1.3 The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.
      Unless the context otherwise requires in this Agreement the singular shall include the plural and vice versa.

1.4 Reference to statutory provisions shall be construed as reference to those provisions as amended, consolidated, extended or re-enacted from time to time.

1.5 Any document expressed to be "in the agreed form" means a document in a form approved by (and for the purpose of identification signed on behalf of) the Parties.
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

2     Sale and Purchase of the Sale Shares
      ------------------------------------

2.1 Subject to the terms of this Agreement, Seller hereby agrees to sell with full title guarantee to Purchaser and Purchaser hereby agrees to purchase from Seller the Sale Shares. Purchaser shall be entitled to exercise all rights attached or accruing to the Sale Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after the Economic Date.

2.2 Seller waives all rights of pre-emption over any of the Sale Shares conferred upon it by the articles of association of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over any of the Sale Shares are waived.

2.3 Completion is conditional on fulfilment or waiver of the following conditions:

      (a) confirmation by the Secretary in form and substance reasonably acceptable to Seller and Purchaser that it would not be his intention, following the transactions contemplated hereby, to require any further change of control of the Company or the Subsidiaries pursuant to that model clause (incorporated by reference into each of the Licences) as is equivalent or comparable (in relation to the licensing round during which each such Licence was granted) to model clause 42(3) of Schedule 4 of the Petroleum (Production) (Seaward Areas) Regulations 1988 as amended;

      (b) confirmation from the Secretary in a form reasonably satisfactory to Purchaser that it is not his intention to refer the transaction contemplated by this Agreement to the Monopolies and Mergers Commission under the Fair Trading Act 1973; and

      (c) confirmation from the relevant beneficiaries, in form and substance satisfactory to Seller, that the Guarantees will on Completion be released.

2.4 If any of the conditions set out in clause 2.3 are not fulfilled or waived by 17.00 hours (London time) on 30th September 1996 (or such later date as the Parties may agree), or if prior thereto the Parties otherwise agree in writing that some fact or circumstance exists which will prevent the conditions from being so fulfilled, all liabilities of the Parties hereunder shall cease and terminate (except with regard to clauses 4.3 and 14) and neither Party shall have any claim against the other hereunder save in respect of such clauses or any prior breach of clauses 2.5 or 2.7.

2.5 Purchaser shall use all reasonable endeavours to obtain the fulfilment of the conditions set out in clause 2.3(b) and 2.3(c), and the Parties shall each use all reasonable endeavours to obtain the fulfilment of the condition set out in clause 2.3(a), in each case by 30th September 1996 (or such later date as may be agreed as aforesaid). Each of the Parties shall notify the other forthwith upon the satisfaction of any of the conditions set out in clause 2.3 for which it is responsible. Each of the Parties shall render such assistance and co-operation as may reasonably be required by the other Party in order to enable or facilitate the satisfaction or fulfilment by the first Party of the relevant condition.

2.6   (a)    Waiver of the condition in clause 2.3(a) shall require
             the mutual consent of Seller and Purchaser;

      (b) The condition in clause 2.3(c) shall be capable of waiver by Seller acting alone and the condition in clause 2.3(b) shall be capable of waiver by Purchaser acting alone.

2.7 Each of the Parties undertakes to disclose in writing to the other anything which will or may prevent any of the conditions set out in clause 2.3 from being satisfied on the date initially set for Completion as soon as reasonably practicable after it comes to its notice.

2.8 Purchaser undertakes to Seller promptly to provide the Secretary with all information properly requested by him relating to Purchaser and its future intentions regarding exploration for, and the development of, Petroleum in areas comprised within the Licences and such other matters as the Secretary may determine. Seller shall render Purchaser such assistance and co-operation as Purchaser may require relating to the provision of such information.

2.9 It is acknowledged by the Parties that Purchaser may seek to obtain confirmation by the Secretary as referred to in clause 2.3(a) above in respect of the Proposed Reorganisation as well as in relation to the transaction contemplated herein and at the same time as seeking such confirmation and Seller shall, if requested by Purchaser, provide Purchaser with reasonable assistance and cooperation in relation to the obtaining of such confirmation.

3     Consideration
      -------------

3.1 The consideration for the sale of the Sale Shares shall be the payment by Purchaser to Seller of the sum of $291,000,000 as adjusted pursuant to this Agreement in accordance with the following provisions of this clause 3
      (the "Consideration").

3.2 The amount specified in clause 3.1 shall be increased (or, if the Net Working Capital is a deficit, decreased) by the Net Working Capital.

3.3   (a)    In addition to any adjustment made pursuant to clause
             3.2 (subject as mentioned in paragraph (b) below), the amount specified in clause 3.1 shall be decreased or increased by amounts equal to any amount payable or receivable (as the case may be) by the Company or a Subsidiary (other than to or from another member of the Group), as described below:

             (i) decreased by any amount paid or payable or increased by any amount received or receivable by the Company in respect of the Interim Period, to the extent that it relates to the Excluded Lease;

             (ii) decreased by any amount paid by way of dividend or other distribution by the Company in the Interim Period (other than the dividend made by SOBL to Seller on 1st July 1996 of the issued share capital of Sun Oil Company (U.K.) Limited);

             (iii) decreased by any amount paid or payable by the Company or either of the Subsidiaries during the Interim Period to any person (other than a member of the Group) or any payment obligations incurred during such period other than (i) in the ordinary course of business or (ii) where Purchaser's written consent has been obtained prior to such payment or (iii) where such amount has already been taken into account in determining the Net Working Capital;

             (iv) decreased by any amount paid or payable to any member of Seller Group by way of management, operating or similar charge (but excluding insurance premium costs) during the Interim Period to the extent that such charges in aggregate exceed $35,000 per month; and

             (v) decreased by any amount of interest paid or payable by any member of the Group in respect of the principal owing under the Inter-Company Debt in respect of the Interim Period.

      (b) Where any amount referred to in paragraph (a) above relates to an item which can or should be taken into account as a deduction or receipt in computing any liability to Taxation of the Company or any one of the Subsidiaries (but, in relation to corporation tax on chargeable gains, only in relation to disposals, the subject of paragraph (a) and only to the extent that the computation produces a chargeable gain or allowable loss), the same shall be reduced by the percentage equal to the applicable percentage rate of the appropriate tax (not being, in the case of corporation tax, the small companies' rate) for the relevant accounting period in which the amount in question becomes payable or receivable (irrespective of whether that is a period for which tax payable by the Company or either of the Subsidiaries is in fact reduced or increased by reference to the item or the amount payable or receivable, and irrespective of the availability of any other reliefs or allowances). In relation to whether the provisions of this clause 3.3(b) apply:

             (i) the Purchaser agrees to procure that, unless Seller otherwise agrees in writing, the Group shall prepare and submit any computations and returns required for the purposes of the Group's Taxation affairs as if they do so apply; and

             (ii) in the event that any Taxation Authority queries whether they do so apply, the provisions of clause 5 of the Deed of Tax Indemnity shall apply as if such query were a Claim (as defined in the Deed of Tax Indemnity).

      (c) If pursuant to clause 3.3(b) it has initially been assumed that an amount can or should so be taken into account as a deduction or receipt and subsequently it is finally determined not to be a deduction or receipt in computing any liability to Taxation of the Company or any one of the Subsidiaries, Seller shall promptly pay to Purchaser an amount equal to the amount by which the relevant item had been previously reduced.

             If pursuant to clause 3.3(b), it has initially been assumed that an amount cannot or should not be taken into account as a deduction or receipt and subsequently it is finally determined to be a deduction or receipt in computing any liability to Taxation of the Company or either of the Subsidiaries, Purchaser shall promptly pay to Seller an amount equal to the amount by which the relevant item would have been so reduced, if it had been initially assumed to be a deduction or receipt. Any payments pursuant to this clause 3.3(c) shall not be regarded as Adjustments.

      (d) Any adjustment to the amount specified in clause 3.1 required pursuant to the provisions of this clause will be effected (and any payment made) in the manner provided in the following sub-clauses.

      Estimate of Adjustments
      -----------------------

3.4 Seller shall provide Purchaser with a written statement setting out the sum of the Preliminary Net Working Capital and an estimate of all Adjustments which are expected to be required by clause 3.3 together with an estimate of the amount payable equivalent to interest in accordance with clause 3.9. Such statement shall be provided as soon as practicable, but in any event no less than three Business Days, prior to Completion. Prior to Completion, Seller may update the same and the Parties shall, without prejudice to clause 3.7, endeavour to agree such estimates before Completion, failing which the matter shall be dealt with in accordance with clauses 3.5 and 3.7. Seller shall provide Purchaser (and its advisers) with such evidence in respect of such estimates as Purchaser may reasonably require, including access to relevant employees of the Company in order to obtain further information in respect of such estimates.

3.5 If any of the amounts or portions of such estimates to be delivered pursuant to clause 3.4 have not been agreed prior to Completion, the disputed amounts or portions of the Adjustments shall be left out of account, and the undisputed

      Dollar balances of the Adjustments shall be set off against each other.

      The resultant balance shall be added to, or subtracted from (as the case may be), the amount stated in clause 3.1, and such amount so adjusted shall be payable at Completion. Payment of disputed amounts or portions thereof shall be made within five Business Days following agreement of the Parties or determination under clause 3.7.

3.6   The Accounts and Final Adjustments
      ----------------------------------

      (a)    (i)    As soon as practicable after the date hereof but,
                    in any event, within 60 days after the Economic
                    Date Seller shall procure that the Accounts are prepared by the Company and audited by the Auditors in accordance with this clause 3.6 and submitted to Purchaser together with a statement prepared by Seller in the form set out in
                    Schedule 9, showing the Net Working Capital in both Sterling and Dollars (such statement being extracted from the Accounts save as otherwise provided in this Agreement).

             (ii) Within 15 days after Completion Seller shall submit to Purchaser a revised statement of the Adjustments (if any) required to be made pursuant to clause 3.3.

             (iii) Any amounts required to be included in the statements referred to in paragraphs (i) and (ii) which are denominated in Pounds shall be translated into Dollars at the Translation Rate.

      (b) The Accounts shall consist of a balance sheet, profit and loss account and notes for the Company and each of the Subsidiaries together with a consolidated balance sheet of the Group as at close of business on the Economic Date and a consolidated profit and loss account of the Group in respect of the period from 1st January 1996 to the Economic Date (both dates inclusive).

      (c)    The Accounts shall:

             (i) be prepared under the historical cost convention and in accordance with the requirements of generally accepted accounting practices and principles, Statements of Standard Accounting Practice and Financial Reporting Standards in the United Kingdom as of the Economic Date consistently applied and, subject to the foregoing

             (ii) show a true and fair view of the state of affairs of the Company and the Subsidiaries at the Economic Date and the profit (or loss) of the Company and the Subsidiaries for the period from 1st January 1996 to the Economic Date and in the case of the consolidated financial statements show a true and fair view of the state of affairs of the Group as a whole at the Economic Date (and, for the avoidance of doubt, inventories shall be classified as fixed assets for the purposes of the Accounts) and, subject to the foregoing

             (iii) apply and adopt the same bases and policies of accounting as applied or adopted for the audited consolidated accounts of the Company and SONSL as at 31st December, 1995 PROVIDED THAT where those bases and policies are inconsistent with those referred to in paragraph (i), the bases and policies referred to in paragraph (i) shall prevail, PROVIDED FURTHER THAT notwithstanding any of the foregoing an amount of $13,286,500 attributable to monies received by the Company under contracts for the sale of gas where the corresponding quantity of gas has not been delivered thereunder shall be treated as "deferred income" and not as a "current liability" notwithstanding that it was treated as such in the audited consolidated accounts of the Company and SONSL for the year ended 31st December 1995 PROVIDED FURTHER THAT in relation to any current (and not deferred) liability of the Company or the Subsidiaries to PRT or corporation tax, the Accounts will only take account of such liabilities to the extent that such liabilities are expected to be payable;

             (iv) treat any amount of advance corporation tax not estimated as being capable of set off against any liability to corporation tax of the Group for accounting periods up to and including the Economic Date as an offset against deferred taxes for the purposes of the Accounts.

             (v) shall translate all sums denominated in Pounds into Dollars at the Translation Rate.

      (d)    (i)    Unless Purchaser shall notify Seller in writing
                    within 30 days after Completion that it does not accept that the Accounts and the Statements delivered under sub-clause 3.6(a)(i) and (ii)
                    (together "the Adjustment Documents") are correct, Purchaser shall be deemed to have accepted the correctness of all such documents for the purpose of determining the Consideration.

             (ii) If, within the period of 30 days after Completion Purchaser shall notify Seller in writing that it does not accept the correctness of any of the Adjustment Documents in any respect the Parties shall use their best endeavours to reach agreement upon any adjustments required to the Accounts and/or either of the statements to meet the objections of the Purchaser.

             (iii) If the Parties are unable to reach agreement as aforesaid within 15 days of the notification referred to in paragraph (ii) the provisions of clause 3.7 shall apply.

             (iv) If Purchaser accepts or is deemed to accept that the Adjustment Documents are correct the Adjustment Documents as so accepted or, as determined pursuant to clause 3.7 shall be final and binding on the Parties for the purpose of determining the Consideration.

      (e) Within 7 days following agreement, deemed agreement or determination of the Adjustment Documents:

             (i) Seller shall pay to Purchaser (if the Net Working Capital is a greater negative amount than the Preliminary Net Working Capital) or Purchaser shall pay to Seller (if the Net Working Capital is a smaller negative amount than the Preliminary Net Working Capital) by way of adjustment to the amount specified in clause 3 the Net Working Capital Adjustment; and

             (ii) Seller shall pay to Purchaser or, as the case may be, Purchaser shall pay to Seller, any amount payable under clause 3.3 (as shown in the statement delivered under sub-clause 3.6(a)(ii) as so agreed or determined) to the extent not already paid or taken into account on Completion.

             Any amount not so paid shall carry interest at the Agreed Rate plus 3% from the due date until the date of actual payment (as well after judgment as before).

      Independent determination
      -------------------------

3.7 If the Parties cannot reach agreement on the contents of all or part of the Adjustment Documents within the time limit provided in clause 3.6(d)(iii), the disputed items may be referred by either Party for determination by an independent chartered accountant nominated by the Parties or, in the absence of agreement between the Parties within five Business Days of a Party notifying the other that it proposes to refer the dispute to an expert, by the President of the Institute of Chartered Accountants in England and Wales. Subject to clause 4.3, the nominated chartered accountant shall be afforded such access to books, records, accounts and documents in the possession of each of the Parties as he may reasonably request, and he shall act as expert not as arbitrator. The said accountant's determination shall, in the absence of fraud or manifest error or bias, be final and binding on the Parties, his fees and disbursements shall be borne by the Parties in equal shares and the Parties shall bear their own costs in respect of such reference.

3.8 Seller shall provide Purchaser with copies of all relevant documentation in support of the Adjustment Documents and shall liaise with Purchaser on the compilation and agreement of the Adjustment Documents. Purchaser shall, and shall procure that the Company shall, render Seller all assistance reasonably required for the preparation, compilation and agreement of the Adjustment Documents.

      Time-Value Adjustments
      ----------------------

3.9   (a)    There shall be payable by Purchaser to Seller,

             (i) an amount equivalent to interest calculated at the Agreed Rate from the Economic Date up to and including the Completion Date on the amount specified in clause 3.1 less the amount of the

                    Preliminary Net Working Capital and any amount deducted at Completion from the amount specified in clause 3.1 in respect of the Adjustments specified in clause 3.3,

                    less

             (ii) if and to the extent that the Inter-Company Receivable exceeds the Inter-Company Debt an amount equivalent to interest calculated at the Agreed Rate on the amount which is one half of the sum of the amount of such excess on the first day of a Calculation Period and the amount of such excess on the last day of that Calculation Period, for each Calculation Period commencing on the date hereof.

      (b) In respect of the Adjustments Seller or Purchaser (as the case may be) shall pay:

             (i) an amount equivalent to interest at the Agreed Rate on the Net Working Capital Adjustment from the Economic Date up to and including Completion, and, in the case of disputed items, up to and including the date of settlement thereof; and

             (ii) an amount equivalent to interest at the Agreed Rate on each amount payable or receivable under clause 3.3(a) (adjusted in accordance with clause 3.3(b)) from the date of the payment or receipt thereof by any member of the Group up to and including the Completion Date or, in the case of disputed items, up to and including the date of settlement thereof.

      (c) If and to the extent that any amount equivalent to interest (whether paid in respect of amounts taken into account at Completion or in respect of amounts settled thereafter, as provided in this clause 3.9) is or is treated as interest for the purposes of Taxation, such amounts shall be treated as short interest and no deduction shall be made therefrom.

      (d) Notwithstanding any of the foregoing, the maximum aggregate amount payable by Purchaser to Seller pursuant to this clause 3.9 shall be $2,000,000.

3.10 If at the time when the Parties shall seek to determine the Adjustments pursuant to clause 3.4, either Party notifies the other that an item not referred to in the definition of "Net Working Capital" should be so included ("a Relevant Item"), the Parties shall seek to agree the treatment of such item provided that if the Parties shall fail so to agree within 14 Business Days of such notice, clause 3.7 shall apply, mutatis mutandis save that the words "on the content of all or part of the Adjustment Documents within the time limit provided in clause 3.6(d)(iii)" in clause 3.7 shall be replaced by the words "on the treatment of a Relevant Item within the time limit provided in clause 3.10".

3.11 The provisions of clause 3.3(b) and 3.3(c) shall apply mutatis mutandis to the retention bonuses referred to in paragraph (e) of the definition of "Net Working Capital" assumed to be deductible or otherwise capable of being claimed as a relief in computing the Company's liability to Taxation.

4     Interim Period
      --------------

4.1 During so much of the Interim Period as falls after the date hereof, Seller shall

      (a)    (i)    ensure that subject to any limitations imposed by
                    the terms of any of the Licensed Interest
                    Documents, as to which Seller shall request the relevant parties thereto to release or waive such limitation if requested by Purchaser, Purchaser and any person authorised by it shall be given full access at reasonable times to the Premises and all Data (whether in the possession or control of the Company and the Subsidiaries at the date hereof or as such Data comes into the possession or control of the Company and the Subsidiaries during the Interim Period), title deeds, books and records, directors, employees and assets of the Company and the Subsidiaries, and the directors and employees of the Company and the Subsidiaries shall give promptly all such information and explanations as Purchaser may reasonably request (to the extent within their knowledge);

             (ii) Seller and Company shall give the Purchaser and its representatives access (as Purchaser may reasonably request) to personnel of Seller's

                    Group and the Group and so far as it is able personnel at Brown & Root Limited (which shall include where relevant, attendance by a representative of Purchaser (with no right to speak unless invited to do so) at external or internal meetings) in order to enable Purchaser to understand the operations and business of the Group, whether in connection with the transaction contemplated by this Agreement, the Proposed Reorganisation, the operation of the relevant JOA and UOA or otherwise;

      (b)    the Company and the Subsidiaries shall:

             (i) continue to arrange liftings and make sales of Oil to Sun International Limited on the terms set out in agreements respectively between the Company and Sun International Limited and SONSL and Sun International Limited each effective the first day of January 1994, and (to the extent within their reasonable control) to make sales and deliveries of Natural Gas on the terms of the gas sales agreements subsisting at the date hereof true copies of which were contained in the Data Room;

             (ii) prior to any meeting of the relevant operating committee or sub-committee under any JOA or UOA or any material decision relating to any of the Licensed Interests (which shall be deemed to include, without limitation, the approval of or amendment to any abandonment plan, development plan, work programme or budget, the incurring of any expenditure outside any budget (save in the case of an emergency), give such notice to Purchaser as shall be reasonably practicable in relation to such matter and thereafter consult
Purchaser and take account of any
representations which Purchaser may make in relation to voting at such meeting (but without limiting the discretion of the Company or the relevant Subsidiary in relation to such voting);

             (iii) allow, subject to consent by any relevant party to any JOA or UOA Document, Purchaser to attend (but not speak unless invited to do so) any meeting of the relevant operating committee or sub-committee relating to that JOA or UOA for the purposes specified in paragraph (ii);

             (iv) not (by act or omission) breach in any material respect any of the provisions of the Licensed Interest Documents (and will notify Purchaser in a timely manner of any facts or circumstances of which they are aware which indicate that there has been or is likely to be a material breach by any other party or that a material breach by the Company or the Subsidiaries has occurred);

             (v) (subject to any obligations of confidentiality and any agreement with a third party by which it is bound) make available or allow Purchaser access to all information, Data and other material reasonably requested by Purchaser from time to time relating to the Company and the Subsidiaries, and to the Licences, Licensed Interest Documents and operations conducted thereunder;

             (vi) keep Purchaser informed in a timely manner of all matters (other than those of a minor or routine nature) relating to the Company's and the Subsidiaries' business and affairs and invite Purchaser to attend board or committee meetings, and take account of Purchaser's reasonable requests;

             (vii) use best endeavours to complete the re-certification of the FPV in accordance with the appropriate requirements (such endeavours to include the taking of all action which is within the control of Seller or the Company); and

             (viii) render assistance and co-operation as Purchaser may reasonably request in informing any relevant third party (including, without limitation, parties to any JOA or UOA or the Secretary (where relevant)) of the Proposed Reorganisation and in obtaining such parties' consent (where relevant) to the Proposed Reorganisation;

      (c) the Company and the Subsidiaries shall not enter into or become party to any new licences, operating agreements, farm-in or farm-out agreements, unitisation agreements, transportation agreements, oil or gas sale or supply agreements or any other agreement or under-taking (by whatever name called) or trade or deal with (including, without limitation, relinquishing, surrendering, selling, assigning or amending) the interests of the Company or the Subsidiaries in the Licences without the prior written approval of Purchaser (not to be unreasonably withheld or delayed) or amend any existing contracts in any material respect;

      (d) the Company and the Subsidiaries shall not approve any work programme, budget, expenditure or capital commit-ment relating to any Licence involving the Company or any Subsidiary in expenditure in excess of 250,000 pounds or, in the case of any JOA or UOA involving all parties to that JOA or UOA (including the Company or any Subsidiary), in expenditure which in aggregate exceeds 250,000 pounds, in any case other than

             (i) any such expenditure covered by any budget approved prior to the date of this Agreement either by the Company or the relevant Subsidiary or pursuant to the provisions of any JOA, UOA or other Licensed Interest Document and disclosed to Purchaser under the terms of the Disclosure Letter;

             (ii) any such expenditure in respect of which Purchaser has given its prior written approval (not to be unreasonably withheld or delayed); or

             (iii) any expenditure necessitated by any emergency concerning the health or safety, preservation or maintenance of property (in which case Seller shall consult with Purchaser to the extent practicable in the circumstances);

             PROVIDED THAT Seller shall not be in breach of its obligations under this paragraph (d) if any such expenditure is approved pursuant to the terms of any relevant Licensed Interest Document if the Company or any relevant Subsidiary shall not have approved such expenditure and shall have indicated its opposition to the same;

      (e) without prejudice to the generality of paragraph (c) above, neither the Company nor the Subsidiaries shall, without the prior written consent of Purchaser (which in the case of (x) below shall not be unreasonably withheld or delayed):

             (i) create or issue any shares of stock or loan capital or grant any option in respect of any of its stock or loan capital or any of the stock or loan capital of any company which is its subsidiary;

             (ii) create, extend, grant or issue any mortgage, charge, debenture or other securities over any of its assets (including the Licence Interests) or create any royalty or net profit interest or net production interest over any of the Licences Interests;

             (iii) declare, make or pay any dividend or other distribution of profit;

             (iv) enter into any contract or arrangement (other than as required by the transactions contemplated hereby) outside the ordinary course of business or, in respect of any contract or arrangement in the ordinary course of business other than on arm's length terms;

             (v) make a material change in the nature of, or cease carrying on, its business;

             (vi) pass any resolution of its members in general meeting or make any alterations to its articles of incorporation and bylaws or memorandum and articles of association (as the case may be);

             (vii) dispose (in any manner whatsoever) of any of the Licences or of any interest therein;

             (viii) permit any liens to arise on any of its assets, otherwise than in the ordinary course of business; or

             (ix)     write off or release any debts;

             (x) propose, participate in or approve any sole risk operations in respect of any of the Licensed Interests;

             (xi) make any borrowings (other than through the operation of the Inter-Company Debt);

             (xii) waive, release or modify its rights under any Licensed Interest Document; or

             (xiii) settle or compromise any outstanding dispute or proceedings or otherwise waive any legal right against third parties (other than the Relevant Disputes and Agreements or in respect of the agreements specified in clause 6.5(a)(vii));

      (f) the Company and the Subsidiaries will conduct their business in the ordinary course and in a proper and prudent manner and in accordance with good oil field practice and shall (without limitation) continue to meet all expenditure (including insurance costs) and receive all income in respect of the Licensed Interests;

      (g) in respect of such policies of insurance as are maintained by the Company and/or the Subsidiaries and are in force at the date hereof, the Company and the Subsidiaries or, where applicable, a member of the Seller Group shall maintain in full force and effect such policies of insurance, shall pay all premiums falling due for payment by the Company or the Subsidiaries or, where applicable, a member of the Seller Group in respect thereof, and shall make and pursue all claims which can be made under such policies in respect of any loss or damage but so that any deductible arising under any such policy in respect of any claim occurring or arising during the Interim Period shall be for the account of the Company and/or the Subsidiaries and none of the Purchaser, the Company or the Subsidiaries shall have any claim or other right against Seller in respect of such deductible under this Agreement. Seller shall procure that, following termination of such insurance on the Completion Date, there shall be rebated to the Company and/or the Subsidiaries so much of the premiums paid or borne by them as it receives by way of reimbursement as a result of early termination; and

      (h) no new employee will be engaged by the Company or any of the Subsidiaries except in the ordinary and proper course of business and on terms which, when considered overall, as far as practicable would be similar to those applicable to existing employees carrying out the same functions or of the same seniority and no Employee will be dismissed except in the ordinary course of business.

4.2   (a)    Without prejudice to clause 4.1, Seller shall (subject
             to any confidentiality obligations by which it is bound) ensure that, pending Completion, Purchaser is kept fully informed in a timely manner, and is fully consulted in relation to, all material matters in relation to the Licence Interests, including, but not limited to:

             (i)      the making of any cash call;

             (ii)     the approval of any AFE;

             (iii) the adoption or proposal of, or amendment to, any work programme and budgets;

             (iv) the receipt of any Operators' billing statements and invoices;

             (v)      the receipt of any Data.

      (b) To the extent that Seller is restricted, as a result of confidentiality obligations binding on it or on the Company or the Subsidiaries from procuring that Purchaser is kept fully informed as aforesaid, or from giving it access to information or documentation as referred to in clause 4.1 above, Seller shall use all reasonable endeavours to remove such restriction, whether by seeking from the party or parties to whom such obligations of confidentiality are owed a waiver of its or their rights, or otherwise. If any costs or charges would be payable to any third party in respect of the lifting of any confidentiality restriction in its favour, Seller shall so notify Purchaser and Purchaser shall, if it wishes Seller to proceed, hold Seller harmless against such costs or charges.

4.3 Prior to Completion, Purchaser shall hold in confidence all information furnished or disclosed to Purchaser by Seller in connection with the transactions contemplated by this Agreement as well as all information concerning the Group and the Licence Interests contained in any analyses, compilations, studies or other documents and any business and/or commercial information in respect of Seller and any information acquired by the financial controller of Purchaser referred to in clause 4.5 (collectively, the "Information"). However, the undertaking of confidentiality above shall not extend to any Information which is:

      (a) generally available to the public other than as a result of a wrongful disclosure by Purchaser; or

      (b) available to Purchaser as owner of or otherwise entitled to such information without any restriction on disclosure; or

      (c) available to Purchaser on a non-confidential basis from a source other than Seller if such source is entitled to disclose such information; or

      (d) lawfully requested by a Government agency or any court of competent jurisdiction, or is required to be disclosed by regulation of any recognised stock exchange or the Securities and Exchange Commission or other similar body; or

      (e) already in the possession of Purchaser otherwise than as a result of a breach of an obligation of confidentiality by a third party of which Purchaser is, or ought reasonably to have been, aware.

      Purchaser shall not, without the prior written consent of Seller (which shall not be unreasonably withheld or delayed), release or disclose any Information to any other person, except to Purchaser's or its Affiliates' officers, directors, employees, accountants, lawyers, representatives, agents, consultants and financial advisers who need to know the Information in connection with the implementation or financing of the transactions contemplated by this Agreement and the Proposed Reorganisation, who are informed by Purchaser of the confidential nature of the Information and who Purchaser will ensure will observe the terms and conditions of this clause 4.3 without the benefit of this exception.

4.4   (a)    If Completion does not take place for any reason
             provided for in this Agreement Purchaser shall remain bound by clause 4.3, notwithstanding any termination of this Agreement, until the earlier of the tenth anniversary of such termination or such time as it has entered into a separate undertaking of confidentiality on the same or similar terms in respect of the Information (and this clause 4.4 shall also survive until such time).

      (b) If this Agreement is terminated as aforesaid, Purchaser shall, at the request of Seller and at Seller's cost, promptly return to Seller (and delete from Purchaser's systems, where electronically stored) all the Information save where any of the exceptions set out in paragraphs (a) to (e) in clause 4.3 applies.

4.5   Following the date hereof and until Completion:

      (a) Purchaser shall be entitled to place a financial controller employed by Purchaser with the Company for the purpose of familiarising himself with the financial systems and operations of the Company and of monitoring the financial transactions of the Company (but so that such financial controller shall have no right or ability to transact business on behalf of the Company or to prevent any such transactions from being carried out); and

      (b) Seller shall procure that the Auditors shall, so far as practicable, liaise with the Purchaser's Accountants and provide them with access to all working papers used in auditing the Accounts.

4.6 If, during the Interim Period, Purchaser shall in the course of carrying out such due diligence as Purchaser shall consider appropriate by way of searches, enquiries, inspections and title investigation and during the Interim Period shall notify Seller of any matter ("Relevant Property Defect") (other than the Underleases) which in the reasonable opinion of Purchaser adversely affects the open market value by more than 10% or affects the marketability or prevents the current use of all or any part of the Freehold Property and those of the Leasehold Properties known as Sun Oil House, 20-25 Union Terrace, Aberdeen and 6-14 North Silver Street, Aberdeen or any one of such properties and which Relevant Property Defect has not been specifically disclosed to Purchaser in the Disclosure Letter then Seller shall (if the Relevant Property Defect is reasonably capable of remedy) at its expense use its best endeavours to remedy the same and in any event clause 7.6(b) to (e) (inclusive) shall apply mutatis mutandis save that reference to "Inconsistency" in such clause shall be construed as reference to "Relevant Property Defects", provided that this clause shall not apply in respect of any matter relating to the design or construction of any buildings on such of the Leasehold Properties.

4.7 For the purpose of clause 4.6 the current use of the Freehold Property is as a car park and the current use of the two Leasehold Properties specified therein is as offices.

5     Completion
      ----------

5.1 Completion under this Agreement shall take place on the tenth Business Day after the last of the conditions referred to in clause 2.3 has been fulfilled or waived, at such location and time as the Parties shall agree or, failing such agreement not less than five Business Days prior to the Completion Date, at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN at 10am.

5.2   On the Completion Date, save as provided in clause
      5.2(a)(iii)(kk) all but not part only of the following business shall be transacted:

      (a)    Seller shall:

             (i) deliver to Purchaser (to the extent not already delivered prior to Completion) a copy of the relevant consents, approvals, clearances and confirmations referred to in clause 2.3 and obtained by or on behalf of Seller;

             (ii) deliver to Purchaser a copy, certified as a true copy and in full force and effect as at Completion by the Corporate Secretary or a Vice-President (or other officer of equivalent status) of Seller, of a resolution of the board of directors of Seller authorising its entry into this Agreement and the Deed of Tax Indemnity and the transactions contemplated hereby and authorising a person or persons to sign this Agreement and the Deed of Tax Indemnity on behalf of Seller; and

             (iii)    deliver to Purchaser:

                      (aa) duly executed transfers in respect of the Sale Shares and of any shares in the Subsidiaries not registered in the name of the Company, duly completed in favour of Purchaser or as it may direct together with share certificates in respect of the issued share capital of the Company and each of the Subsidiaries;

                      (bb) such other documents as may be required to give a good title to the Sale Shares and to enable Purchaser to become the registered holder thereof;

                      (cc) all the statutory and minute books of the Company and the Subsidiaries (written up to the Business Day immediately preceding the Completion
                                Date) and their common seals (if any),
                                Certificates of Incorporation (including any Certificate of Incorporation on Change of Name) and books of account;

                      (dd)      the written resignations of the
                                Directors and the Secretary of the
                                Company and of the Subsidiaries, save as may be nominated in writing by Purchaser prior to the Completion Date (subject to such nominee consenting to continue in office), executed under seal in the form set out in Schedule 7 acknowledging that they have no claim against any such company in respect of the termination of their office or employment or otherwise;

                      (ee) written confirmation from Seller that there are no subsisting guarantees or indemnities given by either of the Company or the Subsidiaries for the benefit of Seller or any other member of the Seller Group; and

                      (ff)      the Deed of Tax Indemnity duly executed
                                by Seller;

                      (gg)      the title deeds to the Premises and to
                                the Underleases;

                      (hh)      bank statements for each account
                                maintained by the Company and each of
                                the Subsidiaries made up to the date
                                being two Business Days before
                                Completion; and

                      (ii) a legal opinion signed by the Assistant General Counsel of Seller updating the legal opinion given by him to Purchaser at the time of execution of this Agreement in a form reasonably satisfactory to Purchaser; and

                      (jj) agreements, duly executed by each of the Company and SONSL and Sun International Limited, in the agreed form, terminating the agreements referred to in sub-clause 4.1(b)(i) with effect from the Completion Date;

                      (kk) an unconditional deed of release of the Company as the original guarantor of the tenant under the Excluded Lease duly sealed by the landlord but so that if Seller shall fail to deliver such deed, clause 5.5 shall apply; and

                      (ll)      a certified copy of the executed
                                transfer by the Company to Sun Oil
                                Company (U.K.) Limited of the Excluded
                                Lease and of the relevant landlord's
                                consent for such transfer;

                      (mm) evidence reasonably satisfactory to Purchaser of the release of the mortgages and charges registered at Companies House against BSOC as the date hereof;

             (iv) repay, or procure that there is repaid by any other member of the Seller Group, to the Company and the Subsidiaries any Inter-Company Receivable, other than any amount of Inter-Company Receivable being Relevant Petroleum Proceeds (which shall be paid to the Company or the Subsidiaries thirty days after the relevant delivery of Oil in accordance with its terms) and Seller hereby irrevocably and unconditionally guarantees the repayment by any other member of the Seller Group as provided in this sub-clause (iv).

      (b) Seller shall ensure that, at meetings of the directors of the Company and of the Subsidiaries held at Completion, the directors shall resolve:-

             (i) in the case of the Company, that each of the transfers relating to the Sale Shares shall be approved for registration and (subject only to the transfers being duly stamped) Purchaser registered as the holder of the Sale Shares concerned in the register of members;

             (ii) that such action as may be required in the jurisdiction in which the Company and each of the Subsidiaries is incorporated be taken so that the accounting reference date of each such company shall be changed in accordance with any instructions given by the Purchaser;

             (iii) to appoint as additional directors of the Company and the Subsidiaries, respectively, effective on and from Completion, the persons nominated in writing by Purchaser, and upon such appointments the persons referred to in clause 5.2(a)(iii)(dd) above shall cease to be directors of the Company and of the Subsidiaries;

             (iv) that such resolutions shall be delivered to Purchaser at Completion;

             (v) that such firm of chartered accountants as Purchaser shall nominate not less than five Business Days prior to Completion shall be appointed statutory auditors of the Company and the Subsidiaries in place of the Auditors (whose resignation acknowledging that they have no claim against the Company or any Subsidiary shall be deposited at the registered office of each such company as appropriate in accordance with section 392 Companies Act 1985 together with a statement under section 394 of that Act);

             (vi) that the situation of the registered office of each of the Company and the Subsidiaries shall be changed to such addresses in Delaware or, as the case may be, England and Wales as shall be nominated by Purchaser; and

             (vii) that the existing mandates relating to the bank accounts of the Company set out in Schedule 1 shall be revoked and new mandates, as specified by Purchaser prior to Completion, adopted.

      (c) Purchaser shall, after receipt from Seller of all the documents referred to in (a) above;

             (i) pay to Seller the amount specified in clause 3.1 as adjusted in accordance with clause 3 together with amounts equivalent to interest pursuant to clause 3.9, by means of telegraphic transfer in same day funds to the relevant Seller's Accounts for value in Dollars and/or Sterling (as the case may be) on such Completion Date;

             (ii) deliver to Seller (to the extent not already delivered prior to Completion) a copy of the relevant consents, approvals, confirmations and releases referred to in clause 2.3 and obtained by or on behalf of Purchaser;

             (iii) deliver to Seller a copy, certified as a true copy and in full force and effect as at Completion by a director or the secretary of Purchaser, of a resolution of the board of directors of Purchaser authorising its entry into this Agreement and the transactions contemplated hereby and authorising a person or persons to sign the same on behalf of Purchaser;


             (iv) deliver to Seller the Deed of Tax Indemnity duly executed by Purchaser; and

             (v)      ensure repayment by the Company and the
                      Subsidiaries of all Inter-Company Debt
                      outstanding immediately after Completion.

      (d) Seller and Purchaser shall and shall, if appropriate, ensure that their respective Affiliates shall execute such other documents and do all such other acts and things as may reasonably be required, in order to effect the disposal of the Sale Shares by Seller to Purchaser and to implement the transactions contemplated hereunder and otherwise to carry out the transactions contemplated in this Agreement.

      (e) Purchaser undertakes to ensure that, upon the completion Date, the names of the Company and the Subsidiaries shall be changed, and undertakes that thereafter neither the Company, the Subsidiaries, Purchaser nor any Affiliate of Purchaser shall use the name "Sun" or any name likely to be confused therewith, or use any logo or mark used by the Group or the Seller Group prior to Completion.

5.3 Without prejudice to its obligations under clause 4, Seller shall ensure that (to the extent not delivered prior to Completion) the Licensed Interest Documents and all Data in the possession or control of the Company, the Subsidiaries or any member of the Seller Group prior to the Completion Date (or copies thereof, if originals are not in such companies' possession) are made available for collection by Purchaser at its own expense and within normal business hours as soon as reasonably practicable after the Completion Date, but in any event within ten Business Days thereof and pending such delivery the Seller shall ensure that the same be kept safe and maintained in strict confidence.

5.4 Purchaser acknowledges that Seller shall have the right to retain copies of any of the Licensed Interest Documents, Data and other financial and fiscal information relating to the Licence Interests and the Group for the purposes of compliance with the requirements of any legal, fiscal and regulatory authorities or for the conduct of the Relevant Disputes and Agreements or otherwise in connection with this Agreement, subject to the same being kept safe and maintained in confidence. The provisions of clause 4.3 shall apply to Seller in the same way as they apply to Purchaser and provided further that Seller undertakes to destroy such copies and to delete from the Seller's systems where electronically stored) as soon as such information is no longer required or likely to be required for the purposes referred to above and to notify Purchaser when the same has been so destroyed or deleted.

5.5 If Seller shall fail to deliver the deed referred to in clause 5.2(a)(iii)(kk) ("the Deed") to Purchaser at Completion, Purchaser shall be entitled to withhold from the amount payable to Seller under clause 5.2(c)(i), the sum of 1,300,000 pounds (translated into Dollars at the Translation
      Rate) by way of security for the indemnity provided by Seller in respect of the Excluded Lease under clause 6.3. Purchaser shall only be obliged to release such sum (or, if less, the amount thereof after deduction of any agreed or settled claims made under such indemnity) upon delivery by Seller of the Deed or upon the earlier termination of the Excluded Lease in accordance with its terms or the expiration of the Excluded Lease.

6     Post-Completion Matters
      -----------------------

      Tax compliance
      --------------

6.1   (a)    Seller or its authorised agents shall, at Seller's own
             cost, prepare, (subject to paragraph (b) below) submit and agree the computations and returns required for the purposes of the Company's Taxation affairs for all accounting periods for the purposes of CT, chargeable periods for the purposes of PRT and prescribed accounting periods for the purposes of VAT ending on or before the Economic Date ("the Previous Accounting
             Periods") to the extent that the same shall not have been done before the Completion Date. Purchaser shall ensure that the Company shall afford at all reasonable times such access to its books, accounts and records as is reasonably necessary to enable Seller or its duly authorised agents to prepare such computations and returns and conduct matters relating thereto in accordance with this paragraph (a), provided that Seller or its duly authorised agents shall on submission of the same supply a copy thereof to the Company or its duly authorised agents and shall on posting or receipt of any correspondence with a Taxation Authority which relates to such periods supply one copy of each item of correspondence to the Company or its duly authorised agents.

      (b) Purchaser shall ensure that the Company shall cause the returns mentioned in paragraph (a) above to be authorised and signed without amendment or with such amendments as Seller shall agree, and shall give Seller or its agents all such reasonable assistance as may be required to agree those returns with the appropriate Taxation Authorities, provided that the Company shall not be obliged to take any such action as is mentioned in paragraph (a) above or this paragraph (b) in relation to any return that is not full, true and accurate in all material respects.

      (c) Subject to paragraph (d) below, Purchaser or its duly authorised agents shall prepare all documentation and deal with all matters (including correspondence) relating to the Taxation affairs of the Company for all periods ending after the Economic Date.

      (d) In relation to the liability of the Company to corporation tax for the accounting period next ending after the Economic Date, to the extent that it could affect the liability of Seller to make any payment or ability to receive any payment (whether by way of set off or otherwise) under this Agreement or the Deed of Tax Indemnity Purchaser shall ensure that:

             (i) in respect of any corporation tax return for such period, no return is submitted to a Taxation Authority unless such return has first been given to Seller for approval no later than 30 days before the due date for submission and will not be submitted before such due date without Seller's written agreement; and

             (ii) in respect of any such corporation tax returns and in respect of any communication with any Taxation Authority relating thereto, in either case to the extent that the same relates to or could affect the treatment for Taxation purposes of any Event (as defined in the Deed of Tax Indemnity) occurring or deemed for Taxation purposes to occur on or before the Economic Date;

                      (A)       the Company takes account of any
                                comments (where such comments relate to
                                matters that could affect the liability
                                of Seller to make any payment or the
                                ability to receive any payment (whether
                                by way of set off or otherwise) under
                                this Agreement or under the Deed of Tax
                                Indemnity) made by Seller or its agents
                                in relation to such return where such
                                comments are received no later than 15
                                days before the due date for submission;

                      (B) such return is subsequently submitted to the Inland Revenue without amendment or only with such amendments as Seller shall agree;

                      (C)       a copy of any such communication
                                received from any Taxation Authority is
                                provided to Seller within seven days of
                                the receipt of such communication;

                      (D)       a copy of any such communication
                                (together with a copy of any supporting
                                material) proposed to be sent to any
                                Taxation Authority is provided to Seller not less than 14 days before the same is intended to be submitted, together with notification of the date on which it is intended to be so submitted;

                      (E) a copy of any such communication sent to any Taxation Authority is provided to Seller within seven days of the despatch of such communication;

                      (F) the Company considers any comments made by or on behalf of Seller in relation to any such communication proposed to be sent to the Taxation Authority before submission to such Taxation Authority and takes the same into account to the extent reasonable,

             PROVIDED THAT the Company shall not be obliged to take any such action as is mentioned in this paragraph (d) in relation to any return or communication that is not full, true and accurate in all material respects.

      (e) Purchaser shall ensure that the Company shall afford such access to the books, accounts and records of the Company as is reasonable to enable Seller or its duly authorised agents to review such returns or communications (and to take and retain copies thereof) and to conduct matters relating thereto in accordance with paragraph (d) above.

      (f) Purchaser shall ensure that the Company and the Subsidiaries will act in accordance with Seller's requests to make and join in such claims, surrenders and elections (including provisional or final claims and/or surrenders of losses, group relief and advance corporation tax) in respect of the accounting periods of the Company and/or any Subsidiary for CT purposes and in respect of chargeable periods for PRT purposes ending on or before the Economic Date as Seller may direct in writing, and that they will not take any action resulting in any such claims, surrenders or elections already made being varied, revoked or withdrawn.

6.2 Clause 6.1 shall apply in relation to the Subsidiaries in the same way as it applies in relation to the Company.

      Indemnities
      -----------

6.3   Excluded Lease and Relevant Disputes and Agreements
      ---------------------------------------------------

      (a) Whenever the same are accrued, incurred, received or enjoyed (as the case may be):

             (i) Seller shall be liable for, and shall indemnify and keep indemnified Purchaser (for itself and as trustee for the Company and the Subsidiaries) against, all costs, charges, expenses, claims, liabilities and obligations (together "Obligations") suffered or incurred (including, for the avoidance of doubt, costs reasonably and properly incurred in order to obtain the Benefits (as defined below)) by any or all of Purchaser, the Company and the Subsidiaries in respect of the Excluded Lease or the transfer thereof to a member of the Seller Group and the Relevant Disputes and Agreements; and

             (ii) provided it has fully complied with its obligations under 6.3(a)(i) above Seller shall be entitled to all income, credits, allowances, receipts and rebates (together "Benefits") received or enjoyed by any or all of the Seller Group, Purchaser, the Company and the Subsidiaries in respect of the Excluded Lease and the Relevant Disputes and Agreements (and Purchaser shall be liable to account to Seller in respect of such Benefits (unless received by the Seller Group)).

      (b) The above indemnity and obligation to account shall apply to Obligations and Benefits whether arising before or after Completion, but shall not apply to the extent that the same have already been taken into account in determining the Net Working Capital.

6.4   British Sun Oil Company Limited
      -------------------------------

      (a) Seller shall be liable for, and shall indemnify and keep indemnified Purchaser (for itself and as trustee for the Company and the Subsidiaries) against, all Obligations suffered or incurred by any or all of the Purchaser, the Company and the Subsidiaries after Completion in respect of the business and activities of BSOC prior to the Completion Date.

      (b) This indemnity shall not apply to the extent that such Obligations have already been taken into account in determining the Net Working Capital. Nor shall it apply to any Obligation to the extent that such Obligation arises, or is greater than it would otherwise be, by reason of or in connection with any trade, business or other activity carried on by BSOC after the Completion Date not being a trade, business or other activity as so carried on at the Completion Date.

6.5   Other Indemnities
      -----------------

      (a) Seller shall be liable and shall indemnify and keep indemnified Purchaser (for itself and as trustee for the Company and the Subsidiary) in respect of all Obligations arising out of or in connection with the following:

             (i) all Obligations suffered or incurred by any or all of the Purchaser, the Company and the Subsidiaries after Completion in respect of the transfer of Sun Oil Company (UK) Limited from Sun Oil Britain Limited to Sun Company, Inc on 1st July 1996 and any transactions relating to or arising out of such transfer; and

             (ii) the indemnity given by the Company to British Petroleum as provided in a commissioning and pigging agreement dated 14th November 1986 between such parties in respect of the damage to the Forties Systems caused by Commissioning & Pigging (all as defined in such agreement) if the liabilities relate to or arise out of any omission, act, activity, or business conducted by the Company on or before Completion ("a Relevant Activity"); and

             (iii) the indemnity from the Company to Total and Elf pursuant to a trust deed dated 6 July 1992 between Lasmo North Sea PLC, Ranger, Total and Elf and a supplemental novation deed relating thereto between the Company and such parties if the Liabilities relate to or arise out of a Relevant Activity; and

             (iv) any liability of the Company arising out of the failure or inability of the Company to fulfil its obligations to deliver gas to British Gas Corporation as provided in an agreement dated 30 April 1985 between the Company, British Sun Oil Company Limited and British Gas Corporation ("the BG Contract") such failure or inability being due to or arising out of a shortfall in production at the Thames Field whether before or after Completion. Seller shall be under no liability hereunder unless the liability of the Company arising out of such failure or inability (as determined under the BG Contract) shall exceed $5.86 million (or its equivalent in Pounds applying an exchange rate of one pound:$1.55) in which event Seller's liability shall be limited to an amount equal to the difference between $4.93 per MCF and the Market Price (as hereinafter defined) for each MCF which the Company fails or is unable to so deliver. In this paragraph (iii) "Market Price" means the average price (expressed in Dollars) per MCF for sales of gas at the Bacton Terminal during the three calendar months prior to any claim made against Seller hereunder; and

             (v) one half of the Company's proportionate share (in respect of the period from 1st January 1996 to the Economic Date) under the Balmoral UOA of any amount of overspend arising under clause
                      9.3.4 of the Brown & Root Agreement for the calendar year 1996 PROVIDED THAT Seller's liability hereunder shall not exceed its proportionate share under the Balmoral UOA of any overspend in excess of 10%; and

             (vi) one half of the Company's proportionate share (in respect of the period from 1st January 1996 to the Economic Date) under the Balmoral UOA of any amount paid in respect of the gainshare arrangements set out in the Brown & Root Agreement for the calendar year 1996; and

             (vii) any Obligations suffered or incurred by any or all of the Purchaser, the Company and the Subsidiaries arising out of the termination by the Company (at the instance of Seller) following execution hereof of the consultancy agreements referred to in paragraph 7.3 of the Schedule to the Disclosure Letter such termination to take effect at Completion; and

             (viii) any Obligations suffered or incurred by the Company or any Subsidiary after the date hereof in relation to any proceedings or claims against or disputes with the Company (or such Subsidiary) which, at the date hereof, have been commenced or threatened in writing against the Company other than those proceedings or claims or disputes disclosed in paragraphs 11.1(A), 1, 2 and 3 and 11.1(B) of the Disclosure Letter; and

             (ix) any obligation of the Company arising under the guarantee given for the obligations of BSOC under a credit agreement dated 14th August, 1985 between, inter alia, BSOC and International Westminster Bank plc.

6.6   Subject to clauses 6.3(b) and 6.4(b),

      (a) if any Obligations in respect of the indemnities provided in clauses 6.3, 6.4 and 6.5 are incurred by Purchaser or the Group, Purchaser shall notify Seller accordingly and Seller shall pay to Purchaser (for itself and as trustee for the Company and the Subsidiaries) (subject to paragraph (c) below) amounts equal to the liability (including all costs and expenses reasonably and properly incurred) of Purchaser, the Company or the Subsidiaries in respect of such Obligations. Furthermore, Purchaser shall keep Seller fully informed of all material developments in respect of any matter which relates to or is likely to relate to any of the indemnities provided in clauses 6.3, 6.4 and 6.5 (including, without limitation, the terms of any proposed settlement of the latter);

      (b) if any Benefits in respect of the Excluded Lease or the Relevant Disputes and Agreements are received by, credited to or enjoyed by Purchaser or the Group, Purchaser shall notify Seller accordingly and Purchaser shall pay to Seller (subject to paragraph (c) below) amounts equal to and in respect of such Benefits (after deducting all costs and expenses reasonably and properly incurred in obtaining the Benefits); and

      (c) the provisions of clause 3.3(b) and 3.3(c) shall apply mutatis mutandis in relation to all Obligations and Benefits referred to in this clause 6.6 as they apply in relation to amounts referred to in clause 3.3(a).

6.7   (a)    Any amount to be paid in accordance with clauses 6.3,
             6.4 or 6.5 shall be paid within fourteen days of receipt thereof (in the case of Benefits) (or, in the case of Obligations, within fourteen days of receipt of notification from the relevant indemnified Party that it (or (if relevant) any member of the Group) has incurred such Obligations) to a bank account nominated by the relevant indemnified Party.

      (b) Interest shall accrue on amounts due and payable under this clause 6.7 which remain unpaid at the expiry of the fourteen day payment period at the rate of 3 per cent per annum over the Agreed Rate from the day following the expiry of such fourteen day period until the date of payment.

      (c) Without prejudice to paragraphs (a) and (b) above, if any dispute arises over whether any amount is payable pursuant to clause 6.3, 6.4 or 6.5 and such dispute has not been resolved within sixty days of the date of the first written notice that such a dispute exists, then either party may at any time thereafter refer the matter for determination by a firm of independent chartered accountants, and the principles set out in clause 3.7 shall apply, mutatis mutandis, in respect of their appointment and their determination of the matter.

      (d) If any amount paid or due to Purchaser under this clause 6 is a taxable receipt of Purchaser then the amount so paid or due (the "Net Amount") shall be increased to an amount which, after subtraction of the amount of any Taxation on such increased amount which arises, shall equal the Net Amount provided that if any payment is initially made on the basis that the amount due is not taxable in the hands of Purchaser and it is subsequently determined that it is, or vice versa, such adjustment shall be made between Purchaser and Seller as may be required.

      (e) Where any amount payable by Seller or by Purchaser (as the case may be) pursuant to clauses 6.3, 6.4 or 6.5 relates to an item which can or should be taken into account as a deduction or receipt in computing any liability to Taxation of the Company or any one of the Subsidiaries (but, in relation to corporation tax on chargeable gains, only in relation to the disposals the subject of clauses 6.3, 6.4 or 6.5 and only to the extent that the computation produces a chargeable gain or allowable loss), the same shall be reduced by the percentage equal to the applicable percentage rate of Taxation (not being, in the case of Corporation Tax, the small companies' rate) for the relevant accounting period in which the amount in question becomes payable or receivable (irrespective of whether that is a period for which tax payable by the Company or Subsidiary is in fact reduced or increased by reference to the item or the amount payable or receivable, and irrespective of the availability of any other reliefs or allowances). In relation to whether the provisions of this clause 6.7(e) apply:

             (i) the Purchaser agrees to procure that, unless Seller otherwise agrees in writing, the Group shall prepare and submit any computations and returns required for the purposes of the Group's Taxation affairs as if they did so apply; and

             (ii) in the event that any Taxation Authority queries whether they do so apply, the provisions of clause 5 of the Deed of Tax Indemnity shall apply as if such query were a Claim (as defined in the Deed of Tax Indemnity).

      (f) If pursuant to clause 6.7(e) it has initially been assumed that an amount can or then should so be taken into account as a deduction or receipt and subsequently it is finally determined not to be a deduction or receipt in computing any liability to Taxation of the Company or any one of the Subsidiaries, Seller shall promptly pay to Purchaser an amount equal to the amount by which the relevant item had been previously reduced.

             If pursuant to clause 6.7(e) it has initially been assumed that an amount cannot or should not be taken into account as a deduction or receipt and subsequently it is finally determined to be a deduction or receipt in computing any liability to Taxation of the Company or a Subsidiary, Purchaser shall promptly pay to Seller an amount equal to the amount by which the relevant item would have been so reduced, if it had been initially assumed to be a deduction or receipt.

6.8   Employees
      ---------

      (a) Purchaser and the Group shall subject to paragraph (c) be responsible for all Obligations in respect of such of the Employees as shall be nominated by Purchaser to Seller not less than five Business Days prior to Completion in respect of all periods following Completion and in respect of all accrued rights of such Employees as at Completion and Purchaser shall indemnify Seller (and any member of the Seller Group) in respect thereof;

      (b) Seller shall prior to Completion terminate or procure termination of the contracts of employment of such of the Employees as shall be nominated by Purchaser to Seller not less than five Business Days prior to Completion and shall be responsible for and shall hold harmless and indemnify and keep indemnified Purchaser and the Group in respect of all Obligations arising in relation to such Employees whether or not arising out of or in connection with the contracts of employment of such Employees or the termination thereof;

      (c) Seller shall procure that Company shall pay to the Employees as they fall due before Completion such sum or sums as the Company shall be obliged under the contracts of employment of such Employees to pay to such Employees by way of retention bonus and Seller shall procure that, as at Completion, the Company shall be under no contractual obligation whether actual or contingent to pay any retention bonus to any Employee and Seller shall be responsible for and shall hold harmless and indemnify and keep indemnified Purchaser and the Group in respect of the contractual obligations to pay such bonus and all and any Obligations arising directly or indirectly out of or in connection with the contractual obligation to pay any such bonus. Seller represents that the names of each of the Employees entitled to such bonus and the amounts payable to each of them are specified in Schedule 6;

      (d) Seller shall terminate, or shall procure the termination of, on or before Completion the Company's and any Employee's participation in the Group Long Term Disability Insurance Scheme and/or and/or the Share Purchase Plan and/or the Private Medical Insurance Scheme and any other scheme, plan or other arrangement (excluding the Pension Scheme) for the provision of any non-cash benefit to any Employee and Seller shall be responsible for and shall hold harmless and indemnify and keep indemnified Purchaser and any member of the Group in respect of all and any Obligations arising directly or indirectly out of or in connection with such scheme or schemes and/or plan and/or arrangement, or their termination, or cessation of participation by the Company or any Employee therein, including for the avoidance of doubt all and any obligations arising directly or indirectly in relation to any Employees who may from time to time have been, or be entitled, to receive any benefit under such scheme or schemes and/or plan and/or arrangement.

      (e) Seller shall be liable for and shall indemnify and keep indemnified Purchaser and the Group in respect of all Obligations arising out of any liability incurred by the Company under the indemnity contained in paragraph 9 of Appendix 5 of the Brown & Root Agreement;

      (f) Where any amount payable by Seller pursuant to this clause 6.8 relates to an item which can or should be taken into account as a deduction or receipt in computing any liability to Taxation of the Company or a Subsidiary (but, in relation to corporation tax on chargeable gains, only to the extent that the computation produces a chargeable gain or allowable loss), the same shall be reduced by the percentage equal to the applicable percentage rate of Taxation (not being, in the case of Corporation Tax, the small companies' rate) for the relevant accounting period in which the amount in question becomes payable or receivable (irrespective of whether that is a period for which tax payable by the Company or Subsidiary is in fact reduced or increased by reference to the item or the amount payable or receivable, and irrespective of the availability of any other reliefs or allowances). If pursuant to this clause 6.8(f) it has initially been assumed that an amount can or then should so be taken into account as a deduction or receipt and subsequently it is finally determined not to be a deduction or receipt in computing any liability to Taxation of the Company or any one of the Subsidiaries, Seller shall promptly pay to Purchaser an amount equal to the amount by which the relevant item had been previously reduced.

             If pursuant to this clause 6.8(f) it has initially been assumed that an amount cannot or should not be taken into account as a deduction or receipt and subsequently it is finally determined to be a deduction or receipt in computing any liability to Taxation of the Company or a Subsidiary, Purchaser shall promptly pay to Seller an amount equal to the amount by which the relevant item would have been so reduced, if it had been initially assumed to be a deduction or receipt.

      (g) Purchaser will procure that the Company will provide all reasonable assistance and take any requisite action to enable Seller to comply with its obligations under sub-clauses (b), (c), (d) and (e) above and will procure that the Company will permit Seller to have reasonable control over dealing with any claims in respect of which Purchaser and the Group has the benefit of Seller's indemnity in sub-clauses (b), (c),
             (d) and (e) above.

      (h)    (i)      Seller undertakes to Purchaser for its own
                      benefit and as trustee and agent for the Company to indemnify and to keep indemnified and to hold harmless on a continuing basis the Purchaser and the Company against all and any liabilities, actions, claims and reasonable costs (including reasonable legal expenses) which may be brought or made against or incurred by the Company and/or the Purchaser of any nature arising out of or in connection with:

                      (A)       the Pension Scheme (including, but
                                without limitation to the generality of
                                the foregoing, the costs of the winding
                                up of the Pension Scheme) other than any such liability, action, claim and cost which arises as a result of any wilful default after Completion of the Company;

                      (B) Appendix 5 (Pension Transfer Payment Provisions) to the Brown & Root
                                Agreement.

             (ii) to the extent that the Company has any rights, powers and discretions under the Pension Scheme, Purchaser shall following Completion procure that, subject to Seller complying with the above paragraph, the Company exercises or refrains from exercising any and all its rights, powers and discretions under the Pension Scheme as Seller may from time to time reasonably request.

             (iii)    subject to (ii) above Seller shall:

                      (aa) procure that prior to Completion the Trustees shall be changed so as to be Michael Allen and/or such other Trustees as the Seller may nominate (other than the Purchaser or the Company);

                      (bb) procure that prior to Completion the provisions of the Pension Scheme shall be amended (subject to the agreement of the Trustees) so that:

                                (A)   all rights, powers and discretions
                                      of the Company under the Pension
                                      Scheme shall be exercisable by the
                                      Trustees instead of the Company
                                      provided that no such exercise of
                                      rights, powers and discretions can
                                      or may impose any additional
                                      obligations (whether actual or
                                      contingent) on the Company;

                                (B)   all costs, charges and expenses
                                      incurred in relation to the Pension
                                      Scheme shall be met out of the
                                      assets of the Pension Scheme; and

                                (C)   no new participating employers or
                                      members shall be admitted to the
                                      Pension Scheme;

                      (cc) shall use its reasonable endeavours to procure that the Trustees shall wind up the Pension Scheme as soon as reasonably practicable and with effect from Completion in accordance with its provisions and on the basis that all its assets shall be used for the benefit of its members to the extent not required to meet the Trustees' expenses and remuneration.

6.9   Section 338 Election
      --------------------

      (a) Seller and Purchaser agree that Purchaser shall make a timely and effective election under section 338(g), and Purchaser and Seller will jointly make a timely and effective election under section 338(h)(10) of the Code (the "Election"), such Election to be executed with respect to the Company pursuant to the procedures specified in US Treas. Reg. Sec. 1.338(h)(10)-1. No later than 7 days prior to Completion, Seller shall deliver to Purchaser a duly executed Internal Revenue Service Form 8023-A (the "Form") in the usual form which names the Company as the Target pursuant to Treas. Reg. Sec. 1.338-1(c)(13). Purchaser shall have 4 days to review and comment on the form prepared by Seller. Seller and Purchaser shall complete and execute the Form no later than the Completion Date. Following the Completion Date, Purchaser and Seller shall timely and properly file the Form, together with all required attachments, with the appropriate IRS office or offices and each shall furnish the other Party with a true and correct copy of the Form as and when filed. Seller shall pay any and all Federal income taxes resulting from the Election.

      (b) Seller and Purchaser agree that the Consideration and liabilities of Purchaser (plus other relevant items) will be allocated to the assets of the Group for all

             United States federal, state, county or local government tax purposes as shown in the Allocation Schedule attached hereto as Schedule 11. Seller, Purchaser and the Group will file all federal or any state, county or local government Tax Returns as defined in paragraph 1 of Schedule 12 (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

6.10  United States Federal, State and Local Taxes
      --------------------------------------------

      The provisions of Schedule 12 shall have effect in relation to any Tax as defined in paragraph 1(a) of Schedule 12.

6.11  Audit and other adjustments
      ---------------------------

      (a) Without prejudice to the provisions of clause 6.3, any Benefits or Obligations (including the cost of any audit) accruing in respect of the Licence Interests in the form of amounts receivable or payable by the Company or SONSL resulting from an audit pursuant to a JOA or UOA or from any other subsequent adjustment in relation to the operation of and expenditure attributable to the Licence Interests in the period prior to the Economic Date shall accrue to Seller and in the period after the Economic Date shall accrue to Purchaser, and accordingly Seller shall indemnify Purchaser against any such Obligations, and Purchaser shall account to Seller in respect of such Benefits, and in determining the amount so due by Seller or Purchaser the provisions of clause 3.3(b) shall apply in relation to the Obligation or Benefit as it applies in relation to an amount referred to in clause 3.3(a)(i).

      (b) Where any such audit takes place after the Completion Date, Purchaser shall use all reasonable endeavours to enable Seller to make representations directly to any relevant Operator and shall in any event be obliged to take account of Seller's representations in connection with such audit and shall notify Seller of any audit adjustment as soon as practicable after the results of such audit are known.

      (c) If as a result of any audit adjustment or otherwise, either Seller or Purchaser is liable to pay any amount to the other, then, to the extent that the amount referred to in clause 3.1 has not already been adjusted pursuant to the provisions of clause 3 in respect thereof, or the amount has not otherwise been paid in accordance with clause 6.3, such amount shall be paid to the relevant Seller's Account or the relevant Purchaser's Account (as appropriate) within thirty Business Days after the amount receivable or payable as a result of such an audit or other subsequent adjustment has been taken into account by the relevant Operator in the Operator's billing statement.

6.12 Any payment made under any indemnity contained in this clause 6 shall be treated by Purchaser as far as possible as a reduction or increase in the Consideration.

6.13 If at any time any applicable law, regulation or regulatory requirement requires Purchaser to make any deduction or withholding from any payment made in respect of any amount due from Purchaser hereunder, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Seller receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

6.14 If Purchaser is required by law to make any deduction or withholding as referred to in clause 6.13 above, Purchaser shall:

      (a)    make such deduction or withholding;

      (b) pay the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

      (c) forthwith furnish to Seller the original, or a certified copy, of a receipt evidencing payment thereof.

6.15 If, following any such deduction or withholding from any payment by Purchaser as is referred to in clause 6.13, Seller shall receive or be granted a credit against or remission for any Taxation payable by it, Seller shall, subject to Purchaser having made any increased payment in accordance with clause 6.13 and to the extent that Seller can do so without prejudicing the retention of the amount of such credit and without prejudice to the right of Purchaser to obtain any other Relief (as that term is defined in the

             Deed of Tax Indemnity) which may be available to it, reimburse Purchaser with such amount as Seller shall (acting in good faith) certify to be such portion of such credit as will leave Seller (after such reimbursement) in no worse a position than it would have been had there been no such deduction or withholding from the payment by Purchaser as aforesaid. Such reimbursement shall be made forthwith upon Seller certifying that the amount of such credit has been received by it.

6.16  Proposed Reorganisation
      -----------------------

      In relation to any Proposed Reorganisation:

      (a) to the extent that Seller's liability under this Agreement or under the Deed of Tax Indemnity to make to, (or the ability to receive any payment from), (whether by way of set off or otherwise), Purchaser, the Company or the Subsidiaries arises, or is increased or is decreased as a result of any proposals or arrangements or acts (whether implemented or not) in relation to any Proposed Reorganisation, such liability, ability, increase or decrease shall be ignored;

      (b) Purchaser shall not and shall procure that the Company or the Subsidiaries shall not file any notice, claim, surrender, election with any Taxation Authority or revoke, withdraw, amend or otherwise alter such notice, claim, surrender or election without Seller's consent in writing if such notice, claim, surrender or election (or such revocation, withdrawal, amendment or alteration) could affect the liability to Taxation of Seller, the Company or any of the Subsidiaries prior to Completion.

6.17  Advance Corporation Tax
      -----------------------

      In relation to any advance corporation tax in respect of any distribution made prior to the Completion Date which has not been estimated in the Accounts as recoverable against any liability of the Group to corporation tax for periods up to and including the Economic Date ("Surplus ACT"), Purchaser agrees:

      (a) to the extent that such Surplus ACT is later found to be capable of being set-off against any liability of the Group to corporation tax for such periods that it will procure that such claims are made as are required in order for such set-off to be effective and that if any such action gives rise to a repayment of corporation tax, it will account to Seller for an amount equal to such repayment (together with any associated interest or repayment supplement);

      (b) to the extent that (a) does not apply that it will account to Seller for an amount equal to any such Surplus ACT which is capable of set-off against any liability of a member of the Group to corporation tax for accounting periods commencing on or after the Economic Date on the earlier of the date on which the benefit of such set-off is recognised in the tax computations prepared by such member and the date on which such set-off gives rise to a reduction in the liability to pay any amount in respect of corporation tax for such accounting period;

      (c) if payment has been made by Purchaser under either (a) or (b) above and subsequently it is finally determined that the relevant Surplus ACT is incapable of set off by reason of an act or omission of Seller or Seller Group or the Group on or before Completion, Seller shall promptly repay to Purchaser, together with interest at the Agreed Rate, an amount equal to the amount of such Surplus ACT which is so incapable of set off;

      (d) if an Event (as defined in the Deed of Tax Indemnity) occurs or is deemed for Taxation purposes to occur on or after Completion in relation to any member of the Group, which renders such Surplus ACT incapable of set off which would otherwise have been so capable, Purchaser shall be under no obligation to Seller under
             (a) or (b) but any liability of Seller under the Deed of Tax Indemnity shall be reduced by an amount equal to the payment that would otherwise have been made; and

      (e) in calculating any liability of Seller or Purchaser to make any payment under this clause 6.17, the provisions of clause 6.16 shall be ignored.

7     Representations and Warranties
      ------------------------------

7.1 Subject to the provisions of this clause 7 and save as fully and fairly disclosed under the terms of the Disclosure Letter, Seller hereby represents, warrants and undertakes to Purchaser that each of the warranties set out in Part II of
      Schedule 3 is true and accurate in all respects and not misleading at the date of this Agreement. For the purposes of this clause 7 and the Disclosure Letter "fully and fairly disclosed" means disclosed in such manner and such detail as to enable Purchaser to make an informed and materially accurate assessment of the matter concerned.

7.2 Subject to the provisions of this clause 7 and save as otherwise expressly disclosed in writing to Seller, Purchaser hereby represents, warrants and undertakes to Seller that each of the warranties set out in Part I of
      Schedule 3 is true and accurate in all respects and not misleading at the date of this Agreement.

7.3 Neither Party shall do any act or thing, or authorise any act or thing to be done over which it has control or which it can otherwise by the exercise of any right or power reasonably prevent from being done, which would prevent any representation, warranty or undertaking given by it above from being true and accurate in all material respects if the same were to be repeated at the Completion Date by reference to circumstances then existing.

7.4 Seller shall promptly notify Purchaser in writing of any circumstances or facts, omission or matters which (whenever arising) become known to it or any member of the Group prior to Completion which are or are reasonably likely to be inconsistent in any material respect with any of the representations and warranties referred to in clause 7.1 (or which would be so inconsistent were such representations and warranties to be repeated each day from the date hereof to the Completion Date). Such notice shall state that it is served pursuant to this clause 7.4. This clause 7.4 shall apply mutatis mutandis in the event of any circumstances or facts or matters which (whenever arising) become known to Purchaser prior to Completion which are inconsistent in any material respect with the representations and warranties referred to in clause 7.2 (or which would be so inconsistent were such representations and warranties to be repeated each day from the date hereof to the Completion Date).

7.5 Each of the representations and warranties contained in this Agreement shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other representation or warranty contained herein or any other term of this Agreement.

7.6 In the event that any circumstance, fact or matter is notified by Seller in accordance with clause 7.4 above which would, if the same were to subsist or be repeated at Completion, be inconsistent with Seller's representations and warranties as aforesaid (an "Inconsistency") or Purchaser becomes aware of an Inconsistency and so notifies
      Seller, then:

      (a) if the Inconsistency is capable of remedy, Seller shall use its best endeavours to remedy the same at its own expense as soon as practicable;

      (b) if the Inconsistency has not been so remedied at the time set for Completion to the reasonable satisfaction of Purchaser or if the same is incapable of remedy, the Parties shall discuss the effects on the value of the business and assets of the Group and whether the terms hereof could be amended to take account of any such change in circumstance, fact or matter;

      (c) in the absence of agreement between the Parties as to such amendment, and PROVIDED THAT the adverse effect of all Inconsistencies which have not been remedied or are incapable of being remedied on the value of the business and assets of the Group exceeds $29,100,000 Purchaser shall not be obliged to complete the acquisition of the Sale Shares and shall be entitled by notice in writing to Seller given at any time prior to Completion to terminate this Agreement. In the circumstances contemplated by paragraphs (a) to (c), termination shall, save as provided in paragraph (e), be Purchaser's only remedy and, if this Agreement is so terminated, Seller shall have no further liability to Purchaser with respect to or in connection with such Inconsistencies; and

      (d) subject to paragraph (c) and PROVIDED THAT the adverse effect of all such Inconsistencies on the value of the business and assets of the Group exceeds $2,900,000, Purchaser shall be obliged to complete the acquisition of the Sale Shares but without prejudice to its right to claim damages in respect of such Inconsistencies, in which event the provisions of clauses 7.13 to 7.22 shall apply mutatis mutandis; and

      (e) where Purchaser terminates this Agreement under this clause 7.6 the provisions of clause 10.3 shall apply.

      This clause 7.6 shall apply mutatis mutandis in the event of any circumstance, fact or matter notified by Purchaser in accordance with clause 7.4.

7.7   Not used.

7.8 Save as and only to the extent set forth in clause 7.1, or as the case may be clause 7.2 neither of the Parties makes any representations or warranties in respect of any matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion or information made or communicated (orally or in writing) to the other (including, without limiting the generality of the foregoing, any representation, warranty, statement, opinion, information or advice made and communicated to Purchaser by any officer, stockholder, director, employee, agent, consultant or representative of Seller or its agents or any of their respective Affiliates) and Purchaser acknowledges and affirms that it has not relied upon any such representation, warranty, statement, opinion or information in entering into or carrying out the transactions contemplated by this Agreement or any of them. Without limiting the generality of the foregoing, Seller makes no representations or warranties as to (a) the amounts of Petroleum reserves attributable to the Licence Interests, or
      (b) any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations.

7.9 Seller shall not be liable for any claim in relation to breach of the representations and warranties given by Seller unless it shall have received from Purchaser written notice thereof given on or before the expiry of 30 months following the Completion Date, Provided that in respect of claims made under Warranties relating to Taxation, or any claim under the Deed of Tax Indemnity, the last date for written notice of such claiming shall be the seventh anniversary of the Completion Date. Any claim made shall be deemed to have been withdrawn unless proceedings in respect thereof have been both issued and served on Seller within 12 months of the giving of such notice. Purchaser undertakes to give the

      Seller written notice as soon as practicable after it becomes aware of a breach of warranties and representations by Seller together with reasonable details of the relevant claim including its provisional estimate (on a non-binding and without prejudice basis) of the amount of such claim.

7.10 Seller acknowledges that Purchaser has entered into this Agreement in reliance on the representations undertakings and warranties of Seller referred to herein.

7.11 Purchaser shall not be liable for any claim in relation to breach of the representations and warranties unless it shall have received from Seller, as soon as practicable after Seller becomes aware of the same, written notice containing reasonable details of the relevant claim including Seller's provisional estimate of the amount of the claim and in any event such notice is received on or before the expiry of 30 months following the Completion Date.

7.12 The liability of Seller under or in respect of the Warranties given by it, the Deed of Tax Indemnity, Schedule
      12 and the indemnities set out in clause 6 shall be limited as follows:

      (a) there shall be disregarded for all purposes any claim for a breach of Warranty in respect of which the amount of the damages or indemnity payment to which Purchaser would otherwise be entitled is less than $200,000 (two hundred thousand Dollars);

      (b) Seller shall have no liability for breaches of Warranty except to the extent that the damages to which Purchaser is entitled in aggregate exceed $2,000,000 (two million Dollars) and to the extent that they do exceed that sum, the full amount shall be recoverable and not merely the excess;

      (c) The liability of Seller under or in respect of the Deed of Tax Indemnity and Schedule 12 shall not be subject to clause 7.12(a) and (b) Provided that Seller shall not be liable to make the first payment under the Deed of Tax Indemnity or Schedule 12 until the aggregate amount of such payments is $250,000 or more Provided Further that once such aggregate amount is reached, the whole amount shall become payable and thereafter Seller shall make payments in respect of claims under the Deed of Tax Indemnity or Schedule 12 as they fall due from time to time and if at the end of the period of seven years referred to in clause 7.9 the aggregate liability of Seller under or in respect of the Deed of Tax Indemnity and Schedule 12 shall be less than $250,000 the whole of such aggregate amount shall nevertheless be payable.

      (d) for the purpose of sub-clause 7.12(a) where a number of claims arise directly from the same event, circumstance, fact or matter, such claims shall be treated as a single claim in respect of such event, circumstance, fact or matter; and

      (e) the maximum aggregate liability of Seller in respect of all claims for breach of Warranty or under the Tax Indemnity or Schedule 12 or under paragraphs (ii) to
             (viii) of clause 6.5 shall not exceed an amount equal to the Consideration. For the avoidance of doubt, save as provided in this paragraph (e), none of the limitations set out in this clause 7.12 shall apply to any indemnity given by Seller under this Agreement.

7.13  If:

      (a) Purchaser becomes aware of any breach of Warranty by Seller which may result in Purchaser having a claim against Seller under this clause 7 as a result of or in connection with a liability or alleged liability to a third party, or

      (b) Purchaser or the Company or the Subsidiaries is or may be entitled to recover from some other person, firm, authority or body corporate any sum in respect of which Purchaser may have a claim against Seller under the Warranties,

      Purchaser shall as soon as practicable notify Seller thereof in writing and Seller shall be entitled (i) to take and/or require Purchaser to take any action Seller might reasonably request to resist such liability or enforce (or ensure the enforcement of) such recovery (in each case, in the name of Purchaser (or the Company or the Subsidiaries, as the case may be) but at the cost and expense of Seller and subject to an indemnity in respect of such cost and expense any other liability which Purchaser, the Company or Subsidiaries may incur as a result of and any liability or obligation which Purchaser, the Company or the Subsidiaries would not have incurred but for any action taken by Purchaser or at his direction pursuant to this paragraph to be given to Purchaser the Company or the Subsidiaries in a form reasonably required by Purchaser), and (ii) at its own cost and expense to have conduct of any appeal, dispute, compromise or defence of the dispute and of any incidental negotiations for the aforesaid purposes, and Purchaser will (and will ensure that the Company or the Subsidiaries, as the case may be, will) give Seller all co-operation, access and assistance for the purposes of resisting such liability or enforcing such recovery (as the case may be) as Seller may reasonably require unless Purchaser reasonably considers that any step proposed under this paragraph will cause costs, loss or liability to it or the Company or the Subsidiaries which the indemnity to be provided under this paragraph will not cover in full.

7.14 If Seller pays to Purchaser an amount pursuant to a claim in respect of the representations and warranties and Purchaser is entitled to recover from some other person any sum to which it would not have been or become entitled but for the circumstances giving rise to such a claim, Purchaser shall promptly take such reasonable action as Seller may require to enforce such recovery but always at the cost and expense of Seller and subject to an indemnity covering the same matters as in clause 7.13 above and shall as soon as practicable repay to Seller so much of the amount paid by it as equals the amount recovered from the third party, less all costs, charges and expenses reasonably incurred by Purchaser in obtaining that payment and in recovering that amount from the third party. This clause shall apply mutatis mutandis in favour of Purchaser where Seller is entitled to recover from some other person.

7.15 Seller shall not be liable for breach of any of the representations and warranties, nor shall Purchaser have any rights in respect of any inconsistency therewith arising after the date hereof, to the extent only that such breach or inconsistency is occasioned by Seller doing or omitting to do any act or thing at the written request of or with the prior written agreement of Purchaser in accordance with clause 4 during the Interim Period.

7.16 No liability shall arise on the part of Seller to Purchaser in respect of any breach of any of the Warranties if and to the extent that:

      (a) any breach or claim occurs as a result of any legislation coming into force after the date hereof which takes effect retrospectively or the amount recoverable in respect thereof is increased as a result of any Taxation legislation, withdrawal of or change in administrative practice or Taxation Authority concessions coming into force after the date hereof which takes effect retrospectively, or judicial decision on any point inconsistent with the basis on which the Company or the Subsidiary in question has previously prepared and filed computations and returns, or occurs or is increased as a result of any increase in the rate of Taxation coming into force after such date or occurs as a result of or is otherwise attributable to Purchaser, an Affiliate of Purchaser, or the Company or the Subsidiaries disclaiming any part of the benefit of capital or other allowances against Taxation claimed on or before the date hereof or proposed to be claimed (information in relation to such proposed claims having been provided to Purchaser in writing under the terms of the Disclosure Letter, and the amounts the subject of the same to be notified in writing to Purchaser), or omitting to make or revising or withdrawing any such claim or any election or surrender or doing (or omitting to do) any other thing in circumstances where the same affects the treatment of any relief against Taxation taken into account in the preparation of the Net Working Capital Statement or claimed on or before the date hereof or proposed to be claimed (provided that information in relation to such reliefs or proposed claims has been provided to the Purchaser in writing on or prior to Completion, and the amounts the subject of the same are notified in writing to the Purchaser);

      (b) any such breach or claim consists of a claim for Taxation for which the Company or any of the Subsidiaries is primarily liable arising as a result of transactions in the ordinary course of business of the Company or the Subsidiaries after the Economic Date (save insofar as such Taxation relates to the Excluded Lease);

      (c) the breach or claim relates to a claim or liability for Taxation which would not have arisen but for any winding-up or cessation of any trade or business carried on by the Company or the Subsidiaries or change in their respective accounting policies or practices after Completion other than, in the case of any such accounting policies or practices which do not accord with Generally Accepted UK Accounting Principles as they are in force at the date hereof, to bring them into line with such principles;

      (d) the breach or claim relates to a claim or liability for Taxation which is stamp duty or stamp duty reserve tax imposed as a result of or in consequence of the purchase of the Sale Shares;

      (e) the amount for which Seller is liable under the Warranties does not exceed an amount in respect of the same matter for which Seller is liable under the Deed of Tax Indemnity, and such liability has been fully satisfied;

      (f) the breach or claim would not have arisen but for any act voluntarily effected after Completion by Purchaser, the Company or the Subsidiaries otherwise than pursuant to a legally binding commitment created on or before Completion and otherwise than in the ordinary course of business and which Purchaser, an Affiliate of Purchaser having an interest in the shares of the Company or Subsidiary, or the Company or Subsidiary knew (or would have known if it had made all reasonable enquiries) would give rise to the liability in question;

      (g) a payment has been made in respect of such breach or claim pursuant to clause 6; or

      (h) a liability in respect of a breach or claim has operated to reduce the Consideration, pursuant to clause 3.

7.17 Nothing in this Agreement shall relieve Purchaser of any common law duty to mitigate any loss or damage incurred by it in respect of any breach of the Warranties or any other term of the Agreement.

7.18 If Seller has paid an amount in respect of any claim for breach of any of the Tax Warranties and Purchaser, the Company or the Subsidiaries shall recover a sum in respect of the matter giving rise to the claim or shall receive a Taxation credit or benefit in consequence of such claim or breach, Purchaser shall make a repayment to Seller, and in respect of such repayment clause 4 of the Deed of Tax Indemnity shall apply with only the necessary changes.

7.19 Purchaser shall not be entitled to recover from Seller the same sum or loss more than once in respect of any claims for breach of any Warranties.

7.20 No breach of Warranty or any covenant or undertaking in this Agreement shall give rise to any right on the part of Purchaser to rescind or terminate this Agreement following
      Completion.

7.21 Where a Warranty is qualified by the words "so far as Seller is aware", or any similar expression, Seller acknowledges that it has represented to Purchaser that such Warranty has been so qualified after due enquiry of directors and senior managers within the Seller Group and the Group by Seller, and that Seller has used all reasonable endeavours to ensure that the statement contained in that Warranty is accurate.

7.22 Any payment made by Seller in respect of any breach of Warranty shall be treated by Purchaser as far as possible as a reduction to the Consideration.

8     Announcements
      -------------

8.1 Seller and Purchaser shall jointly plan and co-ordinate the initial press releases and initial public announcements regarding this Agreement and the text of any such release or announcement shall be subject to the prior written consent of Seller and Purchaser. The foregoing shall not apply to the extent that it is necessary for that Party or its Affiliate to make such public announcement or statement in order to comply with a statutory obligation, an obligation to include information in published or audited accounts, or with the requirement of a competent government agency, the Securities and Exchange Commission or other regulatory body, or a recognised stock exchange on which that Party or such Affiliate has its shares or oil production or royalty stock listed, in which event the Party proposing to make such an announcement or statement shall ensure that the announcement contains only such information as is required by the applicable regulations and no further information (unless the other Party so agrees) and, where reasonably practicable, issue a copy thereof to the other Party prior to its release and if not so practicable as soon as possible thereafter.

9     Notices
      -------

9.1 Except as otherwise provided in this Agreement any notice to be given under this Agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing

      it) identifies the party to whom it is intended to be given as the addressee and:

      (a)    it is delivered personally; or

      (b) it is sent by (i) first class post or airmail or express or other fast postal service or (ii) the recorded delivery service or (iii) confirmed telex or facsimile transmission to the respective addresses shown in this Agreement or the respective registered or principal offices for the time being of the relative company or to such other addresses and/or numbers as such parties may by notice to all other parties hereto expressly substitute therefor;

      when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

9.2 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunications was properly addressed and despatched (as the case may be).

9.3 Any notice duly given within the meaning of clause 9.1 shall be deemed to have been both given and received:

      (a) if it is delivered in accordance with clause 9.1(a), on such delivery;

      (b) if it is duly posted or transmitted in accordance with clause 9.1(b) by any of the methods there specified, on the second (or, when sent airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by telex or facsimile transmission) upon receipt by the sender of the correct answerback or transmission report.

9.4 For the purposes of this clause 9, "notice" shall include any request, demand, instructions or other document.

10    Costs and Expenses
      ------------------

10.1 Seller and Purchaser shall each pay its and its Affiliates' own costs, expenses, duties and, except as otherwise expressly agreed in writing, Taxation in relation to the preparation and execution of this Agreement, the documents contemplated hereby or executed pursuant hereto and any transactions contemplated by this Agreement.

10.2 Without prejudice to any other rights hereunder, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgment) at a rate equal to three per cent. (3%) above the Agreed Rate.

10.3  (a)    Seller will indemnify to Purchaser on demand (and the
             amount payable under the indemnity may, without limiting Purchaser's rights, be claimed as a debt or liquidated demand) an amount equal to all costs and expenses of the professional advisers to Purchaser
             (including, but not limited to, the fees of its external legal advisers and their out-of-pocket expenses) and any irrecoverable value added tax thereon, incurred by Purchaser:-

             (i)      in investigating the affairs of the Group; and

             (ii) in the preparation, execution and carrying into effect of this Agreement and all other documents forming part of the sale of the Sale Shares if either (aa) Purchaser shall exercise its right to terminate, or not to proceed to Completion of, this Agreement pursuant to clause 7.6 and either (i) such termination shall have arisen as a result of the failure by Seller to remedy an Inconsistency which was capable of remedy or (ii) if such Inconsistency was not capable of remedy, such Inconsistency arose as a result of some act, omission or default of Seller, the Company or any Subsidiary or (bb) Purchaser shall exercise its right to terminate this Agreement pursuant to clause
             4.6 PROVIDED THAT Seller's liability under this clause
             10.3 shall not exceed $2,500,000.

      (b) Purchaser shall provide to Seller copies of all invoices in respect of any costs and expenses referred to in sub-clause 10.3(a) and, if requested by Seller, copies of all invoices and receipts in respect of any out-of-pocket expenses to be reimbursed to any of Purchaser's professional advisers.

11    Variation
      ---------

      The terms and conditions of this Agreement shall only be varied, modified or amended by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

12    Assignment
      ----------

      None of the rights or the obligations of either Party under this Agreement are assignable without the prior written consent of the other Party save that Purchaser shall be entitled to assign the benefit (subject to the burden) of this Agreement (including the Warranties) to any Affiliate of Purchaser ("the Assignee") PROVIDED THAT (a) if the Assignee shall cease to be an Affiliate of Purchaser, Purchaser shall procure that the Assignee shall re-assign the benefit and burden of this Agreement to Purchaser or to another Affiliate of Purchaser; and (b) in the event of such assignment the provisions of clause 6.7(d) shall not apply.

13    General
      -------

13.1 Without prejudice to the provisions of clauses 4.3 and 4.5, this Agreement shall remain in full force and effect notwithstanding Completion.

13.2 No waiver by either Party of any breach of a provision of this Agreement shall be binding unless made expressly and in writing and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

13.3 This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

13.4 Completion is without prejudice to the rights which the Parties have against each other pursuant to the terms of this Agreement.

13.5 This Agreement (together with the Disclosure Letter and the Deed of Tax Indemnity) sets forth the entire agreement and understanding between the Parties in connection with the sale and purchase described herein and shall supersede all previous agreements in relation thereto.

14    Governing Law
      -------------

14.1 The construction, validity and performance of this Agreement and all agreements executed pursuant hereto shall be governed by the law of England and both Parties hereby irrevocably submit to the non-exclusive jurisdiction of the English Courts.

14.2 Seller irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the English courts and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any English court shall be conclusive and binding upon Seller and may be enforced in the courts of any other jurisdiction.

15    Agent for Service
      -----------------

15.1 Seller irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on its agent Norose Notices Limited, if no replacement agent has been appointed and notified to Purchaser pursuant to clause 15.4, or on the replacement agent if one has been appointed and notified to Purchaser.

15.2 Any Service Document served pursuant to this clause shall be marked for the attention of:-

      (i)    "the Director of Administration" at Norose Notices
             Limited (quoting reference MM/Z113841) at its registered office from time to time; or

      (ii) such other person as is appointed as agent for service pursuant to clause 15.4 at the address notified pursuant to clause 15.4.

15.3 If the agent referred to in clause 15.1 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, Seller shall appoint a replacement agent to accept service having any address for service in England and Wales and shall notify Purchaser of the name and address of the replacement agent; failing such appointment and notification, Purchaser shall be entitled by notice to Seller to appoint such a replacement agent to act on Seller's behalf.

15.4 A copy of any Service Document served on an agent pursuant to this clause shall be sent by airmail post to Seller at its address for the time being for the service of notices and other communications under clause 9, but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause 15.1.

15.5 "Service Document" means a writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

AS WITNESS whereof this Agreement has been signed by the duly authorised representatives of the Parties on the day and year first above written.

                                    Schedule 1

                                    The Company

                              SUN OIL BRITAIN LIMITED
                          -----------------------

Date of incorporation:          3 September 1964

Place of incorporation:         Delaware, USA

Registered number:              SF349/BR2092

Authorised share capital:       20,000 Ordinary $100 shares

Issued share capital:           13,554 ordinary $100 shares (allotted,
                                called-up and fully paid)

Shareholders:                   Sun Company, Inc.

Directors:                      M. Allen
                                R. Aiken
                                D.E. Knoll
                                V.R. Harlow
                                J. Lavery
                                J. Ruddy
                                R.D. Ballantyne

Secretary:                      J. Lavery

Auditors:                       Ernst & Young

Accounting Date:                31st December

Bank accounts:                  Citibank, London - US$ Account No.
                                1001086
                                Citibank, London - Pound Account No.
                                67709
                                Citibank, London - Balmoral Field
                                Operating Account No. 53619
                                Citibank, London - Glamis Field Account
                                No. 98582
                                Citibank, London - Account No. 8002282
                                Citibank, London - Account No. 3052974
                                (All accounts have sort code 18-50-08)

VAT registration number:        498392091

Tax residence:                  United Kingdom

                                    Schedule 2

                                 The Subsidiaries



                          A.    SUN OIL NORTH SEA LIMITED
                                -------------------------


Date of incorporation:                19th December 1988

Place of incorporation:               England and Wales

Registered number:                    2329640

Issued share capital:                 1,486,000 ordinary shares fully
                                      paid

Shareholders:                         Sun Oil Britain Limited (1,485,999
                                      shares)

                                      British Sun Oil Company Limited (1
                                      share)

Directors:                            V.R. Harlow
                                      M. Allen
                                      R.D. Ballantyne

Secretary:                            J. Lavery

Auditors:                             Ernst & Young

Accounting Date:                      31st December

Registered office:                    Plumtree Court, London EC4A 4HT

Bank accounts:                        None

VAT registration number:              498392091

Tax residence:                        United Kingdom

                      B.     BRITISH SUN OIL COMPANY LIMITED
                             -------------------------------

Date of incorporation:                26th July 1909

Place of incorporation:               England and Wales

Registered number:                    104274

Issued share capital:                 60,000 ordinary shares

Shareholders:                         Sun Oil Britain Limited (60,000
                                      shares)

Directors:                            V.R. Harlow
                                      M. Allen
                                      R.D. Ballantyne

Secretary:                            J. Lavery

Auditors:                             Ernst & Young

Accounting Date:                      31st December

Registered office:                    Plumtree Court
                                      London EC4A 4HT

Bank accounts:                        None

VAT registration number:              498392091

Tax residence:                        United Kingdom

                                    Schedule 3

                          Warranties and Representations

Part I
- ------

Purchaser hereby warrants and represents to Seller that:

(a) Purchaser is duly incorporated with limited liability and validly existing under the laws of England and has all requisite corporate power to enter this Agreement and carry out the transaction contemplated hereby.

(b) All necessary corporate action has been taken to authorise, Purchaser to execute and deliver this Agreement and perform the transactions contemplated hereby.

(c) The signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement, will not contravene the Memorandum or Articles of Association of Purchaser and will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which Purchaser or any of its Affiliates is bound.

Part II
- -------

Seller warrants and represents to Purchaser in respect of itself, the Company and the Subsidiaries, save as disclosed under the terms of the Disclosure Letter, as follows. The warranties and representations shall be deemed to be repeated with substitution for "the Company" of "SONSL" wherever the context admits. Warranties are only given in relation to BSOC where specifically stated.

1     General
      -------

1.1   (a)    Seller is duly incorporated and is validly existing as
             a corporation under the laws of the Commonwealth of Pennsylvania, USA, and has all requisite corporate power to enter into this Agreement and carry out the transactions contemplated hereby.

      (b) The documents which contain or establish Seller's constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, Seller to execute and deliver this Agreement and perform the transactions contemplated hereby.

      (c) The signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement, will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which Seller or any of its or their Affiliates or any of its assets is bound or affected.

      (d) This Agreement constitutes and the other documents executed by Seller which are to be delivered at Completion will, when executed, constitute binding obligations on the Seller in accordance with their respective terms.

      (e) No litigation, arbitration, administrative proceeding, dispute or judgment against Seller or to which Seller is a party which might by itself or together with any other such proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or, so far as Seller is aware, threatened or pending against Seller or any of its assets.

1.2   (a)    the Company is a corporation duly organised, validly
             existing and in good standing under the laws of Delaware and the Subsidiaries are companies limited by shares incorporated in England and Wales;

      (b) the information concerning the Company and the Subsidiaries (including their capital structure and their ownership) set out in Schedule 1 and in Schedule 2 is true, complete and accurate in all respects;

      (c) the Company has no subsidiary or shareholding in any company other than the Subsidiaries, and the Subsidiaries have no subsidiary or shareholding in any company nor does the Company carry on business in partnership with any other person nor is it a member of any corporate or unincorporated body;

      (d) the Articles of Incorporation and By-Laws of the Company are those registered at Companies House (SF349) as at the date hereof and fully set out the rights and restrictions attaching to each class of share capital of the Company;

      (e) the Memorandum and Articles of Association of the Subsidiaries are those registered at Companies House as at the date hereof and fully set out the rights and restrictions attaching to each class of share capital of each relevant Subsidiary.

      (f) since incorporation, the Company has been in continued existence.

1.3 The Company has filed with the Secretary of the State of Delaware and at Companies House all documents required to be filed with the Secretary of the State of Delaware and by the Companies Acts 1985 to 1989. SONSL has filed at Companies House all documents required to be filed by the Companies Acts 1985 to 1989.

1.4 The Company is empowered and duly qualified to carry on business in all jurisdictions in which its present business is now carried on, and the Company's business has at all times and in all respects been carried on intra vires.

1.5 No alteration has been made to the Articles of Incorporation and By-Laws of the Company or Memorandum and Articles of Association of SONSL which has not been disclosed to the Purchaser in the Disclosure Letter and (save as expressly provided herein) no such alteration will be made pending Completion without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

1.6 The Company has not executed any power of attorney or conferred on any person other than its directors any authority (express, implied or ostensible) to enter into any transaction on behalf of or to bind the Company in any way.

1.7 The Company does not carry on, and has not in the past three years carried on, any business under any name other than its corporate name.

1.8 The execution and delivery of, and the performance by Seller of its obligations under, this Agreement and the Deed of Tax Indemnity will not:-

      (a) result in a breach of any provision of the Articles of Incorporation and By-Laws or, as the case may be, memorandum or articles of association of Seller or of the Company; or

      (b) result in a breach of, or constitute a default under or enable any person to terminate or relieve any person from an obligation under any instrument to which Seller or the Company is a party or by which Seller, or the Company is bound; or

      (c) result in the Company losing the benefit of any permit, asset, licence, grant, subsidy, right or privilege which it enjoys on the date hereof in any jurisdiction; or

      (d) result in a breach of any order, judgment or decree of any court or governmental agency to which Seller or the Company is a party or by which Seller or the Company is bound; or

      (e) require the consent of the shareholders of Seller or the Company or of any other person.

1.9 No indebtedness (actual or contingent) and no contract or arrangement other than at arms' length will at Completion be outstanding between the Company or any Subsidiary and Seller or any other group company of the Seller or any person a director of or connected with Seller or any such other group company.

2     Audited Accounts, Accounts and financial matters
      ------------------------------------------------

2.1   The Audited Accounts:-

      (i) were produced in accordance with the requirements of all relevant statutes and accounting standards, principles and practices generally accepted in the United Kingdom at the time they were audited;

      (ii) show a true and fair view of the assets and liabilities of the Company and its subsidiaries as at, and the profits of the Company and the Subsidiaries for the two accounting reference periods ended on, 31 December 1994 and 31 December 1995 respectively; and

      (iii) in the case of consolidated financial statements, show a true and fair view of the state of affairs of the Group as a whole.

2.2 Full provision has been made in the Audited Accounts for all actual liabilities of the Company and its Subsidiaries outstanding at 31 December 1994 and 31 December 1995 respectively and proper provision (or note) in accordance with accounting principles generally accepted in the United Kingdom at the time they were audited has been made in the Audited Accounts for all other liabilities of the Company and its subsidiaries then outstanding.

2.3 The Accounts when prepared and audited will comply in all respects with clause 3.6(c) PROVIDED THAT there shall be no liability for breach of this warranty to the extent that the matter giving rise to such breach has been taken into account in determining the Net Working Capital Adjustment in accordance with clause 3.

2.4 The Company and each of the Subsidiaries have properly kept and maintained all necessary books of account (reflecting in accordance with generally-accepted accounting principles and practices all transactions effected by it or to which it is or has been a party), minute books, records, register of members or shareholders and other statutory books. All such documents contain full and accurate records of all matters required to be recorded therein, are in the possession of the relevant company and no allegation that any of the same is incorrect or should be rectified has been received by the relevant company.

2.5 The accounting records of the Company and each of the Subsidiaries are up-to-date and contain complete and accurate details of the business activities of the Company and each of the Subsidiaries and of all matters required by the Companies Acts (or equivalent provisions in the US) to be entered in them.

2.6   Each Subsidiary has notified to the Registrar of Companies
      31st December as being its accounting reference date pursuant to the Companies Act 1985.

2.7 The Company has not engaged in any financing (including without prejudice to the generality of the foregoing the incurring of any borrowing or any indebtedness in the nature of borrowing including without limitation liabilities in the nature of acceptance or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3     Shares and distributions
      ------------------------

3.1 The Sale Shares constitute the entire issued share capital of the Company and the details of the shareholders set out in Schedules 1 and 2 are true, complete and accurate. All the Sale Shares are validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof. There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on over or affecting the Sale Shares or the shares of SONSL and there is no agreement or commitment whether actual or contingent (save as provided in this Agreement) to give or create any of the foregoing, and no person has made any claim to be entitled to any of the foregoing. Seller is entitled to sell and transfer or ensure the sale and transfer of the full legal and beneficial ownership in the Sale Shares to Purchaser on the terms set out in this Agreement.

3.2 No share or loan capital of the Company is now under option or is agreed conditionally or unconditionally to be created or issued or put under option.

3.3 The Company has not at any time purchased or redeemed or repaid any of its share capital.

3.4 Since the Economic Date, no dividend has been declared or paid on and no distribution of capital made in respect of any share capital, and no loan or loan capital has been repaid in whole or in part and the Company is not proposing to make any such distributions.

3.5   The Company:

      (a) is not the holder or beneficial owner of and has not agreed to acquire any share or loan capital of any company (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiaries; and

      (b) has not outside the United Kingdom any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief order current at the date of this agreement) which constitutes a source of income for any Taxation purposes separate from its trade of UKCS oil and gas exploration and exploitation and sources of income ancillary thereto.

3.6 Except as required by this Agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of, or grant to any persons the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of the Company (including any option or right of pre-emption or conversion).

4     Insurance
      ---------

4.1   The Company has, either itself or through the relevant
      Operators, effected all insurances required by law or in terms of the relevant JOA to be effected by it.

4.2 The Disclosure Letter contains in Appendix 2 full details of the current insurance cover of the Company including insured values. True and complete copies of all the policies are attached to the Disclosure Letter. All such policies are in full force and effect and no claims are outstanding and no event has occurred which might give rise to any claim.

4.3 All premiums due on such policies have been paid. So far as Seller is aware, all the other conditions of the said policies have been performed and observed, and, so far as Seller is aware, nothing has been done or has been omitted to be done whereby any of the said policies has or may become void or voidable.

4.4 There is no insurance claim by the Company pending or outstanding in relation to amounts totalling in excess of 10,000 pounds.

4.5 The Seller was covered by insurance policies against costs in respect of third party claims, control of wells and seepage in relation to each of the wells which have been drilled in the areas covered by the Licences, the Seller is so covered in respect of all wells currently being drilled and will remain so covered in respect of all the wells drilled up to Completion.

5     Taxation
      --------

5.1 All returns, notifications, computations and payments which should have been made or given by the Company for any Taxation and Tax (as defined in paragraph 1(a) of Schedule
      12) purpose were made or given within the requisite periods and are up-to-date, correct and on a proper basis; and (apart from matters handled by the relevant responsible person for any oil field in relation to PRT) none of them is the subject of any dispute with any Taxation Authority nor has any Taxation Authority investigated or notified the Company that it intends to investigate the tax affairs of the Company other than by way of an investigation of a regular or routine nature.

5.2 All particulars furnished to any Taxation Authority in connection with the application for any consent or clearance on behalf of or affecting the Company fully and accurately disclosed all facts and circumstances material for the decision of those authorities.

5.3 The Company is not and has never been a close company within the terms of section 414 ICTA 1988.

5.4   In relation to Value Added Tax ("VAT"):

      (a) the Company is a registered and taxable person for the purposes of the Value Added Tax Act 1994 ("VAT") and has complied in all material respects with the VAT and any statutory modification or re-enactment thereof and all orders, provisions, directions or other conditions made or imposed thereunder or under any other law relating to VAT;

      (b) the companies in the Group are treated under section 43 VAT as members of a group for VAT purposes; and

      (c) all amounts due to be paid to HM Customs & Excise prior to Completion will have been paid, and at the date hereof no dispute exists between the Company and HM Customs & Excise and there is no present circumstance which is likely to give rise to any such dispute.

5.5 Seller is not aware that any other person has failed to pay any tax which is due and payable in any existing circumstances such that any member of the Group may become liable or assessable (whether as agent, oil extraction licence-holder or otherwise) for any payment of Taxation which remains outstanding and the primary liability for which falls upon any other person.

5.6 No surrender of losses or other amounts by way of group relief or consortium relief has been or will be made in respect of any period ending prior to the Completion Date otherwise than between the Company and SONSL.

5.7 The Company has properly operated the P.A.Y.E. system, deducting tax as required by law from all payments to or treated as made to or benefits provided for employees, ex-employees or independent contractors of it (including any such payments within Section 134 ICTA 1988) and duly accounted to the Inland Revenue for tax so deducted and has complied with all its reporting obligations to the Inland Revenue in connection with any such payments made or benefits provided.

5.8 The Company has not at any time after 5th April 1965 repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase (or made any contingent purchase contract within the meaning of Section 165 Companies Act 1985) in respect of any of its issued share capital or any class thereof. Further, the Company has not after 5th April 1965 capitalised or agreed to capitalise in the form of shares, debentures or other securities, or in paying up amounts unpaid on any shares debentures or other securities, any profits or reserves of any class or description or passed or agreed to be passed any resolution to do so.

5.9 All documents required to be stamped with stamp duty in the United Kingdom have been duly stamped.

6     Material transactions
      ---------------------

6.1   Since the Economic Date:

      (a) the business of the Company has been carried on in the ordinary course and so as to maintain the same as a going concern;

      (b)     no shareholders' resolutions have been passed;

      (c) other than in the ordinary course of business, no contract, liability or commitment has been entered into by the Company which is of a long-term or unusual nature or which involved or could reasonably be expected to involve an obligation of a material nature or magnitude (a liability for expenditure in excess of 25,000 pounds sterling being treated as material for this purpose);

      (d) other than in the ordinary course of business the Company has not disposed of, or agreed to dispose of, any business or any assets having in the latter case a value in excess of 25,000 pounds sterling;

      (e) no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable.

6.2 The Company has not created any Encumbrance over any of its assets (save for the Underleases and liens arising in the ordinary course of business) which is still outstanding.

6.3 Compliance with the terms of this Agreement does not and will not conflict with, or result in the breach of, or constitute a default under any agreement or other document to which the Company is a party or by which it is bound, or any provision of the By-laws or Articles of Incorporation of the Company or (in the case of the Subsidiaries) Memorandum or Articles of Association or any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind by which or to which the Company or any asset of the Company is bound or subject.

6.4 So far as Seller is aware, the Company has not committed, or omitted to do, any act or thing which could give rise to any fine or penalty or which could, so far as Seller is aware, affect the validity or enforceability of any agreement to which it is a party; nor, so far as Seller is aware, has the Company committed or omitted to do any act or thing which breaches any applicable law or regulation or violates any order, decree or judgement of any court or any governmental or regulatory body of the United Kingdom or in the United States, or the European Union; nor, so far as Seller is aware, is the Company a party to any agreement, practice or arrangement which:

      (a)     contravenes the provisions of the Trade Descriptions
              Acts 1968 and 1972;

      (b) contravenes, or is invalidated (in whole or in part) by, or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977;

      (c) contravenes, or is invalidated (in whole or in part) by, the provisions of the Resale Prices Act 1976;

      (d) contravenes any provisions of the Treaty of Rome (as amended); or

      (e) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

6.5   (a)     No order has been made, or petition presented, or
              resolution passed for the winding-up of the Company or for an adminstration order in respect of the Company;
              no distress, execution or other process has been levied in respect of the Company which remains undischarged; and there is no unfulfilled or unsatisfied judgment or court order outstanding against the Company and no administrative receiver or receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof.

      (b) The Company is not insolvent or unable to pay its debts within the meaning of Section 123 Insolvency Act 1986.

6.6   (a)    The Company is not:

             (i) in default under any agreement, obligation or arrangement to which it is a party, or in respect of any other obligations or restrictions binding upon it;

             (ii) in default under any obligations existing by reason of membership of any association or body;

             (iii) liable in respect of any representation or warranty (whether express or implied), or any matter giving rise to a duty of care on its part.

      (b) No threat or claim of default under any agreement, obligation or arrangement has been made, and is outstanding, against the Company.

6.7 No guarantee, or agreement for indemnity or for suretyship, given by the Company is outstanding.

6.8 The Company is not a party to any contract which is material to its financial or trading position other than the contracts made available to Purchaser for inspection in the Data Room.

6.9 The Company is under no liability to repay any investment or other grant or subsidy made to it by the Department of Trade and Industry or any of its predecessors or any other body.

6.10 The Company has taken no steps pursuant to a joint venture agreement for the development of opportunities for petroleum production operations made between it and Brown & Root Limited ("B&R") and dated 1st January 1995 to establish a joint venture or any other manner of co-operation or operation to pursue such opportunities.

6.11 The Company does not have outstanding at the date hereof any foreign exchange transactions, derivative transactions or any other currency transactions.

7     Employees and The Pension Scheme
      --------------------------------

7.1 At Completion the Company will have no employees other than the Employees and the Subsidiaries will have no employees.

7.2 A list of the names, jobs and full details of the terms of employment (including the emoluments) of all of the Employees is set out in the Disclosure Letter.

7.3 Full particulars of the terms of all consultancy agreements with the Company are contained in the Disclosure Letter.

7.4 Full details of any benefit received by any Employees otherwise than in cash, and of any benefit received by any Employees in cash which is related to sales, profits or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

7.5 Any contract of employment to which the Company is a party can be terminated by the employing company without damages or compensation (other than that payable by statute) by giving at any time only the minimum period of notice applicable to that contract which is specified in section 49 of the Employment Protection (Consolidation) Act 1978.

7.6 No director or employee of the Company has given notice terminating his contract of employment or is under notice of dismissal or has made or threatened any claim against the Company in connection with or arising from his employment and there is no liability outstanding to or in respect of any director or employee or former director or employee of the Company except for remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid other than his salary for the month current at the date of this Agreement.

7.7 During the period of six months ending with the date of this Agreement, the Company has not terminated the employment of any of their respective former employees.

7.8 There are no loans owed by any of the Employees to the Company. Since the Economic Date, the Company has not entered into any formal or informal agreement to amend or change the emoluments or other terms and conditions of any director or employee of the Company (whether such amendment or change is to take effect prior to or after Completion), and no such change, and no negotiation or request for such a change, is due or expected within six months from the date of this Agreement.

7.9 Since the Economic Date, so far as the Seller is aware the Company has not acted in breach of the terms and conditions of the employment of any of its respective employees or directors or in breach of the terms of any consultancy arrangements with the Company.

7.10 There is no plan, scheme, arrangement, policy, custom or practice under which the Company is under any obligation (whether legal or otherwise) to pay any enhanced redundancy or severance payment to any Employees dismissed by reason of redundancy.

7.11 The only scheme or arrangement in force for the provision of "relevant benefits" (within the meaning of section 612(1) ICTA 1988) for the Employees is the Sun Group (UK) Pension and Life Assurance Plan of which particulars are set out in the Disclosure Letter.

7.12 Save as described in warranty 7.11 above, the Company is not paying, nor is under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

7.13 There is no dispute between the Company and any elected representatives of any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which the Company is a party.

7.14 The Company has no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impost arising in connection with the employment or engagement of personnel by the Company.

7.15 So far as the Seller is aware the Company has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its respective employees, and there are no claims threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

7.16 So far as the Seller is aware the Company has at all relevant times complied with all its obligations under statute or otherwise concerning the employment of its employees and all plans for the provision of benefits to its employees comply in all respects with all relevant statutes, regulations or other laws and all necessary consents and appraisals in relation to such plans have been obtained.

7.17 Save for the Pension Scheme the Company is not a party to nor participates in nor contributes to any scheme, arrangement or agreement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment of medical expenses) for any present or past employee of the Company or of any predecessor to all or any part of its business (a "Relevant Employee") or for the widow, widower, child or dependent of any Relevant Employee.

7.18 Save under the Pension Scheme neither the Company nor any member of Seller's Group:

      (a) has given any undertaking or assurance (whether legally enforceable or not) to any Relevant Employee or to any widow, widower, child or dependent of any Relevant
             Employee as to the continuance, introduction, improvement or increase of any benefit of a kind described in 7.17 above; or

      (b) is paying or has paid any benefit of a kind described in 7.17 above to any Relevant Employee or to any widow, widower, child or dependent of any Relevant Employee.

7.19 Following payment by the Company of 1.4 million pounds to Brown & Root Limited, confirmation of which has been disclosed to Purchaser in the form of a receipted invoice of Brown & Root Limited dated 19th May, 1995, there are no outstanding liabilities or obligations (whether of a payment nature or otherwise) in relation to the Transferees (as defined in clause 1 of the Brown & Root Agreement) arising out of or in connection with the Brown & Root Agreement or the transactions contemplated thereby.

8     Real Property
      -------------

8.1   The particulars of each of the Premises shown in Part 1 and
      Part 2 of Schedule 5 and of each of the Underleases shown in
      Part 3 of Schedule 5 are true and correct and, save for the Excluded Lease, the Company has no other interest in land, whether by way of lease, licence, option, pre-emption or otherwise and does not occupy any other premises.

8.2 Save for the transfer of the Excluded Lease by the Company to Sun Oil Company (U.K.) Limited the Company will not at
      Completion be nor is it now under any obligation to purchase, lease or dispose of any land or buildings.

8.3 Copies of the Leases relating to the Premises and of the Underleases and of all material title deeds relating to the Premises have been disclosed to Purchaser. Such copies are true, complete and accurate and other than the Leases and the Underleases there are no leases, subleases, licences or other occupational rights relating to the Premises.

8.4 Except in relation to the Premises and the Excluded Lease the Company has no existing or contingent liabilities in respect of any premises previously occupied or owned by it or in which it held any interest whether as guarantor or otherwise, including, without limitation, leasehold premises assigned or otherwise disposed of.

8.5 The lease, sub-lease or tenancy for any of the same under which each of the Premises is held and each of the Underleases is subsisting.

8.6 None of the Leasehold Properties is used for any purpose other than as office accommodation and the Freehold Property is used as a car park (in each case "the Current Use").

8.7 The Company has not received any notice that, and Seller is not aware that, there is any outstanding dispute, claim, notice or complaint which adversely affects the Current Use of any of the Premises.

8.8 The Company and Seller have not received any notice of the breach by the Company of any restriction, condition, agreement, obligation or liability (including, without prejudice to the generality of the foregoing, any imposed by or pursuant to any lease, sub-lease, tenancy or agreement for any of the same and whether the Company is the landlord or the tenant thereunder affecting the Premises nor is the Company or Seller aware of any material breach of any of the same.

8.9 In relation to any lease, sub-lease or tenancy for the same under which the Company is landlord:

      (a) the rents collected have not exceeded the sums lawfully recoverable;

      (b) no forfeiture or irritancy proceedings have been taken or are contemplated by the Company; and

      (c) no notice of breach has been served by the Company which is still outstanding.

8.10 During the time in which the Company has occupied the Premises, it has experienced no problems which are currently outstanding in using the Premises for the Current Use.

8.11 In respect of those of the Premises which are subject to the Underleases no schedules of dilapidations or notices of material disrepair have been served by the Company which have not been complied with.

9     Licence Interests
      -----------------

9.1   (a)    The Company is the sole beneficial owner of the Licence
             Interests.

      (b) The identity of the licensee in respect of each Licence is shown in the relevant Part of Schedule 4, and where the licensee is stated to be BSOC the licence is held subject to the terms of an agreement under which the benefit and burden of the Licence is exclusively attributable to whichever of the Company and SONSL is the beneficial owner of the relevant Licence Interest.

9.2 Subject to the provisions of the Licensed Interest Documents (which expression included the OPS Trust Deed) (a true and complete copy of which was included in the Data Room), no mortgage, charge (whether fixed or floating), pledge, lien, encumbrance or other security or net profit or royalty interest is in existence and in force over the Licence Interests nor, subject as aforesaid, is there in effect any agreement or commitment to create the same; nor are there any other matters not disclosed to Purchaser which restrict the Company's ability freely to dispose of the Licence Interests or any Petroleum attributable thereto.

9.3 The Company has not committed any breach of the Licences or the OPS Trust Deed or any of the Licensed Interest Documents or received notice that any of the parties to any of the above-mentioned documents has committed any breach of any of the above mentioned documents, which breach, at the date of making this statement, is of a material nature and is subsisting. So far as Seller is aware, no Licence Operator is in breach of its obligations under any Licence.

9.4 So far as Seller is aware, the Licences and all rights and interests thereunder or deriving therefrom of Company are in full force and effect. No act or omission of the Company, or, so far as Seller is aware, of any other licensee of the Licences, or any of them, has occurred which would entitle the Secretary to revoke the Licences or any of them, and no notice has been given to the Company or, so far as Seller is aware, to any other licensee of the Licences or any of them, by the Secretary of any intention to revoke the Licences or any of them.

9.5 So far as Seller is aware no Licence is in the course of being surrendered in whole or in part and no proposal to surrender the whole or any part of any Licence has been made by the Company.

9.6 So far as Seller is aware, none of the current licensees of the Licences or the current parties to any JOA or UOA have given any notice of withdrawal from the Licence, JOA or UOA.

9.7 All accrued obligations and liabilities imposed by the Licences, including without limitation the work obligations arising from the Licences, have been duly fulfilled and discharged and there is no outstanding work obligation (including any obligation to submit any development or other programme) to be fulfilled under the Licences or any of them and no notice has been received from the Secretary indicating that any additional work obligation is required under the Licences or any of them.

9.8 The Licensed Interest Documents are the only documents of which Seller is aware which govern or relate to the creation, existence and validity of the Licence Interests, other than those which are otherwise disclosed in the Appendix to the Disclosure Letter.

9.9 The Licences constitute all licences, permits, contracts or concessions in or by which the Company holds an interest to explore or search, bore for, get, produce or develop
      Petroleum.

9.10 The Company has and, so far as Seller is aware, the relevant Licence Operator has made all returns relating to Royalty and petroleum revenue tax relating to the Licences and these are up to date and there is no dispute concerning them.

9.11 All amounts due as Royalty in respect of the Licences have been settled within the permitted time limits.

9.12 No sole risk or non-consent operations have been formally proposed or carried on in respect of the Licences and Seller is not aware of any indication that any such operations may be proposed.

9.13 The Company has kept proper and consistent accounts relating to operations conducted under the JOAs and such accounts are up to date and there has been no change in any practice and policy since the Economic Date insofar as such a change might affect the valuation of assets or the recording of expenditure or receipts relating to the JOAs in such accounts.

9.14 No vote to remove any Licence Operator is pending or so far as Seller is aware, is proposed and no Licence Operator is in the course of resignation.

9.15 So far as the Seller is aware all licences, agreements, consents, permissions and approvals (including planning consents and approvals) necessary for the conduct of operations which have been carried out under the Licences have to the knowledge of the Seller been duly obtained and complied with and Seller is not aware of any matter which would prevent or delay to a material degree the obtaining of any such licences, agreements, consents, permissions or approvals which were necessary for the conduct of planned exploration, appraisal or development operations under the Licences.

9.16 The Company is not party to any area of mutual interest agreement, bidding agreement or similar rights or obligations.

9.17 The Company is entitled to attend and vote at all meetings of operating and other committees established in connection with each Licence and is entitled to cast votes thereat which are proportionate to the Licence interests in the area the subject of the Licence in question.

9.18 The Company has no obligation to make payments in excess of its Licence Interests.

9.19 The Company or the relevant Subsidiary has in its possession or is entitled to receive all data and documentation obtained jointly by the Licensees under each Licence in respect of which it has an interest.

9.20 Since 1st January 1996, the Company has not given or received from any other current party to any JOA any notice of any assignment of any interest currently subsisting under any Licence or JOA.

9.21 Save as expressly provided in the Licences, there are no subsisting governmental restrictions nor, to the best of Seller's knowledge and belief, third party rights binding on the Company which might impede or hinder the carrying out of operations under any Licence.

9.22 Neither the Company nor any of the Subsidiaries has any of its know how, records, systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means, including any electronic, mechanical or photographic process, whether computerised or not which (including all means of access) are not in its exclusive possession and under its direct control.

9.23 Neither the Company nor any of the Subsidiaries carries on nor has carried on in the three years preceding this Agreement carried on any business other than that of exploring for and producing Petroleum.

9.24 So far as Seller is aware, no provision of any of the Licensed Interest Documents providing for the suspension of the obligations of any party or which would excuse any party from performance has come into and remains in operation.

10    Assets
      ------

10.1 The Company owns and will at Completion own all the assets included in the Accounts and all other assets (tangible or intangible) used for the purpose of its business at the date hereof and all assets acquired since the Economic Date and prior to Completion both legally and beneficially free from all third party rights and each of those assets capable of possession is in the possession of the Company and situated in the United Kingdom or the UKCS.

10.2 No rental payable under any equipment lease to which the Company is a party has been increased since the Economic Date and, in particular, all such equipment has at all relevant times been used for a qualifying purpose within the meaning of Section 39 CAA 1990.

10.3 Since the Economic Date there has been no material adverse change in the financial or trading position of the Company other than as may have been caused by factors in the public domain and/or outside the Company's or Seller's reasonable control, and the Company has not disposed of any of its assets except in the course of carrying on business in accordance with clause 4.1(f).

10.4 No event has occurred or is subsisting which constitutes or result in or would with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which the Company is a party or by which it or any of its properties, revenues or assets are bound.

10.5 The Company has not given any guarantee, indemnity, warranty or bond incurred any other similar obligation or created any security for or in respect of liabilities, actual or contingent, of any other person.

10.6 The level of inventory of the Company as shown in the "Stock Balance and Valuation Reports" has not been materially reduced since the Economic Date save in the ordinary course of business.

11    Litigation and wrongful acts
      ----------------------------

11.1 The Company is not subject to any outstanding order, decree or court stipulation engaged in any capacity in any litigation, arbitration, administrative prosecution or other legal proceedings or in any proceedings or hearings including (without limitation) in relation to the Licence Interests, and there are no such proceedings pending or threatened or any proceedings in respect of which the Company is or might be liable to indemnify the other person concerned therein; nor are there, in the reasonable opinion of Seller, any claims, disputes, facts or events which are likely to give rise to any such proceedings. This warranty is deemed to be qualified by the rider "so far as Seller is aware" insofar as it relates to Licence Interests in respect of which neither the Company nor the Subsidiary is the Operator.

11.2 So far as Seller is aware there are no governmental investigations or inquiries or disciplinary proceedings in being directly relating to the Company, none are pending or threatened and so far as Seller is aware there are no facts likely to give rise to such investigation, inquiry or proceedings.

11.3 So far as the Seller is aware the Company has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against the Company.

11.4 No warranty claim has been made by or (if applicable) against the Company and so far as Seller is aware, there are no facts, matter or circumstances which may give rise to a right by the Company to make a warranty claim against the relevant contracting parties or (if applicable) vice versa in respect of the following:

      (a) the Sale and Purchase Agreement dated 22 March 1994 between Lasmo North Sea PLC and the Company for the sale of P199 and the Ninian Field and Columba Terraces;

      (b) the Sale and Purchase Agreement dated 22 March 1994 between Lasmo North Sea PLC and the Company relating to the Company's interest in Birch;

      (c) the Sale and Purchase Agreements dated 29 July 1994 between the Company, Lasmo (TNS) Limited, Hardy North Sea Limited, Deminex UK Oil and Gas Limited relating to the Company's interest in Birch.

11.5 In respect of any JOA, the relevant Licence Operator has not given notification to the relevant operating committee of any accident or dispute the financial effect of which exceeds the monetary amount provided in the relevant JOA as requiring such notification.

11.6 All notifications received by the Company within the previous six months from third parties of an intention to claim relief pursuant to force majeure provisions in any contract of which the Company is a party are disclosed in the Disclosure Letter.

12    Computer Systems
      ----------------

      In this paragraph 12:-

      "Computer Systems" means all computer systems used by or for the benefit of the Company at any time, including computer processors, associated and peripheral equipment, computer programs, technical and other documentation, and data entered into or created by such computer systems from time to time.

12.1 The Computer Systems have been satisfactorily maintained and supported and have the benefit of an appropriate maintenance and support agreement terminable by the contractor by not less than 24 months' notice.

12.2 In the event that any person providing maintenance or support services for the Computer Systems ceases or is unable to do so, the Company has all necessary rights to obtain the source code and all related technical and other information free of charge and to procure the carrying out of such services by employees or by a third party.

12.3 The Company has adequate procedures to ensure internal and external security of the Computer Systems, including procedures for taking and storing on-site and off-site back-up copies of computer programs and data.

13    Information
      -----------

13.1 The information contained in schedules 4, 5, 6 and 9 and is true, complete and accurate in all respects.

13.2 All data, information and documents made available for inspection by the Purchaser is listed in the Appendices to the Disclosure Letter, and the copies made available are true copies, complete and up-to-date, and contain all material information of which Seller is aware (other than data in the public domain relating to oil prices, exchange rates and similar external economic and political matters) which is relevant to the business of the Company and materially affects the value of the Sale Shares.

14    Environmental Matters
      ---------------------

14.1 So far as Seller is aware the Company has complied in all material respects at all material times with Environmental
      Law.

14.2 So far as Seller is aware all Environmental Permits shall have been obtained and are in full force and effect and the Company has complied in all material respects and at all material times with all material conditions and limitations in all Environmental Permits.

14.3 The Company has received no communication revoking, suspending, modifying or varying any of the Environmental Permits and the Seller is not aware of any circumstances which might give rise to any such communication being received.

14.4 The Company has not received at any time any written communication in respect of which an existing failure to comply with which would constitute a breach of Environmental Law or which directly concerns any actual and material Environmental Liability on the part of the Company and Seller is not aware of any circumstances which might give rise to any such communication being received.

14.5 The Company has not received at any time any written communication (which remains current) in respect of the preparation or execution of an abandonment or decommissioning program and, in respect of any installation or facilities, has not been required to provide funds or security for any such programs or related activity.

14.6 So far as Seller is aware there have been no spills, leakages, escapes, discharges, emissions or other releases of Hazardous Materials or Waste into the Environment at or originating from the Premises or any of the plant, equipment, installations, pipelines, vessels or facilities associated at any time with the Licences which it is reasonably foreseeable could give rise to the Company incurring a material Environmental Liability.

14.7 The Company has not received any complaints from third parties and there have been no investigations by any competent authority relating to an alleged breach of Environmental Law by the Company or (so far as Seller is aware) any Operator or to a potential Environmental Liability which could be incurred by the Company which remain outstanding as at the date of this Agreement.

15    FPV
      ---

      In respect of the FPV:

      (a) As at Completion the FPV will continue to be located in Block 16/21 of the UKCS and will be capable of being operated substantially in the manner in which it is operated on the date hereof.

      (b) The Company has complied with all applicable laws and regulations in respect of, or in connection with the operations of the FPV;

      (c) All necessary licences, consents, permits and authorities have been obtained by the Company in relation to the operations of the FPV and all such licences, consents, permits and authorities are valid and subsisting and Seller is not aware of any reason, matter or circumstance which may result in such licences, consents, permits and authorities being suspended, cancelled or revoked; including, without limitation, the pending re-certification of the FPV in accordance with application regulations.

                                    Schedule 4

                      Licences, and other related information

Part A (1)
                                  ----------

                                   Licence P.201

1     Block                                        16/21a

2     Licensee                                     The Company

3     Field                                        Balmoral/Stirling/Glamis

4     Percentage Interest in Licence               62.00%

5     Unit Interest                                Balmoral 51.5381%
                                                   Stirling 37.2000%

6     JOA                                          21.08.73

7     UOA                                          30.10.86 - Balmoral
                                                   25.08.92 - Stirling

8     Licence Operator                             The Company

9     Unit Operator                                The Company

10    Pipeline System                              Brae/Forties

11    Pipeline Operator                            BP Exploration
                                                   Operating Company Ltd

12    Terminal                                     Cruden Bay

13    Terminal Operator                            BP Exploration Operating
                                                   Company Ltd

                                    Schedule 4

                                     Part A(2)
                               ---------

                                   Licence P.344

1     Block                                        16/21b, 16/21c

2     Licensee                                     Sun Oil North Sea Limited

3     Field                                        Balmoral/Stirling

4     Percentage Interest in Licence               44.20% in P.344 (only in
                                                   so far as it relates to
                                                   those portions of Blocks
                                                   16/21b and 16/21c lying
                                                   within the Balmoral Unit
                                                   Area and the Stirling
                                                   Unit Area respectively).

5     Unit Interest                                Balmoral 7.4583%
                                                   Stirling 17.6800%

6     JOA                                          18.02.82 (18.04.85 -
                                                   Supplemental Operating
                                                   Agreement Splits Master
                                                   Operating Agreement of
                                                   18.02.82 into 3)

7     UOA                                          30.10.86 - Balmoral
                                                   25.08.92 - Stirling

8     Licence Operator                             Sun Oil North Sea Limited

9     Unit Operator                                The Company

10    Pipeline System                              Brae/Forties

11    Pipeline Operator                            BP Exploration Operating
                                                   Company Ltd

12    Terminal                                     Cruden Bay

13    Terminal Operator                            BP Exploration Operating
                                                   Company Ltd

                                    Schedule 4

                                      Part B
                                ------

                                   Licence P.037

1     Block                                        49/28

2     Licensee                                     British Sun Oil Company
                                                   Limited

3     Field                                        Thames

4     Percentage Interest in Licence               23.3333%

5     Unit Interest                                N/A

6     JOA                                          23.07.87

7     UOA                                          N/A

8     Licence Operator                             ARCO British Limited

9     Unit Operator                                N/A

10    Pipeline System                              Thames Pipeline System

11    Pipeline Operator                            ARCO British Limited

12    Terminal                                     Bacton

13    Terminal Operator                            Phillips Petroleum
                                                   Company Limited

                                    Schedule 4

                                     Part C(1)
                               ---------

                                   Licence P.037

1     Block                                        48/28a, 48/29,

2     Licensee                                     British Sun Oil Company
                                                   Limited

3     Field                                        Hewett/Della/Dawn

4     Percentage Interest in Licence               23.3333%

5     Unit Interest                                10.68667%

6     JOA                                          20.05.65

7     UOA                                          01.04.69

8     Licence Operator                             ARCO British Limited

9     Unit Operator                                Phillips Petroleum
                                                   Company Ltd

10    Pipeline System                              Hewett Pipeline

11    Pipeline Operator                            Phillips Petroleum
                                                   Company Ltd.

12    Terminal                                     Bacton

13    Terminal Operator                            Phillips Petroleum
                                                   Company Ltd.

                                    Schedule 4

                                     Part C(2)
                               ---------

                                   Licence P.112

1     Block                                        52/4a

2     Licensee                                     British Sun Oil Company
                                                   Limited

3     Field                                        Hewett

4     Percentage Interest in Licence               10.68667%

5     Unit Interest                                10.68667%

6     JOA                                          N/A

7     UOA                                          01.04.69

8     Licence Operator                             Phillips Petroleum
                                                   Company Ltd

9     Unit Operator                                Phillips Petroleum
                                                   Company Ltd.

10    Pipeline System                              Hewett Pipeline System

11    Pipeline Operator                            Phillips Petroleum
                                                   Company Ltd.

12    Terminal                                     Bacton

13    Terminal Operator                            Phillips Petroleum
                                                   Company Ltd.

                                    Schedule 4

                                      Part D
                                ------

                                   Licence P.037

1     Block                                        48/11a

2     Licensee                                     British Sun Oil Company
                                                   Limited

3     Field                                        Pickerill

4     Percentage Interest in Licence               23.3333%

5     Unit Interest                                9.3333%

6     JOA                                          20.05.65

7     UOA                                          Effective Date: 30.11.89

8     Licence Operator                             ARCO British Limited

9     Unit Operator                                ARCO British Limited

10    Pipeline System                              Pickerill Pipeline System

11    Pipeline Operator                            ARCO British Limited

12    Terminal                                     Theddlethorpe

13    Terminal Operator                            Conoco (UK) Limited

                                    Schedule 4

                                      Part E
                                ------

                                   Licence P.193

1     Block                                        211/7a, 211/12a

2     Licensee                                     The Company

3     Field                                        Magnus, South Magnus

4     Percentage Interest in Licence               5.00%

5     Unit Interest                                N/A

6     JOA                                          03.01.89

7     UOA                                          N/A

8     Licence Operator                             BP Exploration Operating
                                                   Company Ltd

9     Unit Operator                                N/A

10    Pipeline System                              Ninian Pipeline System

11    Pipeline Operator                            BP Exploration Operating
                                                   Company Ltd.

12    Terminal                                     Sullom Voe Terminal

13    Terminal Operator                            BP Exploration Operating
                                                   Company Ltd.

                                    Schedule 4

                                      Part F
                                ------

                                   Licence P.199

1     Block                                        3/8a

2     Licensee                                     The Company

3     Field                                        Ninian and Columba
                                                   Terraces

4     Percentage Interest in Licence               45.00%

5     Unit Interest                                12.94% - Ninian
                                                   12.50% - Columba B
                                                   45.00% - Columba D
                                                   To be determined -
                                                   Columba E

6     JOA                                          12.05.94

7     UOA                                          25.01.79

8     Licence Operator                             Ranger Oil (U.K.) Ltd.

9     Unit Operator                                - Ninian - Chevron U.K.
                                                   Limited
                                                   - Columba B - Chevron
                                                   U.K. Limited
                                                   - Columba D - Ranger Oil
                                                   (U.K.) Ltd.
                                                   - Columba E - Not
                                                   Determined

10    Pipeline System                              Ninian Pipeline System

11    Pipeline Operator                            BP Exploration Operating
                                                   Company Ltd

12    Terminal                                     Sullom Voe Terminal

13    Terminal Operator                            BP Exploration Operating
                                                   Company Ltd

                                    Schedule 4

                                      Part G
                                ------

                                   Licence P.470

1     Block                                        49/20b, 49/25b

2     Licensee                                     British Sun Oil Company
                                                   Limited

3     Field                                        N/A

4     Percentage Interest in Licence               15.00%

5     Unit Interest                                N/A

6     JOA                                          16.04.85

7     UOA                                          N/A

8     Licence Operator                             Total

9     Unit Operator                                N/A

10    Pipeline System                              N/A

11    Pipeline Operator                            N/A

12    Terminal                                     N/A

13    Terminal Operator                            N/A

                                    Schedule 5

                                   The Premises


                                      Part 1
                               The Freehold Property

The freehold land and car park and buildings thereon (if any) situated on the east side of Ruby Lane, Aberdeen and known as 2 and 3 Ruby Lane, Aberdeen and more particularly described in a Disposition by Norwich Union Life Insurance Society to the Company dated 6th March 1991 and recorded GRS (Aberdeen) 13th May, 1991.

                                      Part 2
                             The Leasehold Properties

                                                 Nature of
                       Date of Lease             Company's      Term &
Premises               and Parties               Interest       Current Rent
- --------               --------------            ---------      ------------

Ground Floor,          4th November 1994         Underlease     (1) Rear Part: 8th June
Spencer House,         (1) Caisse Nationale                     1994 until 7th June
23 Sheen Road,             de Credit Agricole                   1999 at 81,500 pounds
Richmond-upon-             (landlord)                           sterling per annum
Thames.

                       (2) Company (tenant)                     (2) Front Part: 19th
                                                                September 1994 until
                                                                7th June 1999 at 59,580
                                                                pounds sterling per
                                                                annum

Sun Oil House,         14th September 1979       Headlease      15th May 1978 for 125
20-25 Union Terrace,           &                 (relates to    years at an annual rent
Aberdeen.              26th September 1979       both           equal to 23% of the
                                                 properties)    income from time to
                                                                time arising under
                                                                those of the Under-
6-14 North Silver      (1) The Grampian                         leases relating to this
Street, Aberdeen.          Regional Council                     one of the Premises
                           (landlord)

                       (2)  Company (tenant)

                                   Part 3 - The Underleases

                                            Date of
                                            Underlease            Term and
Part of Premises       Sub-Tenant           & Parties             Current Rent
- ----------------       ----------           ----------            ------------
6/8 North Silver       The Urquhart         13th & 22nd           11th September 1995 until
Street, Aberdeen       Partnership          November 1995         31st August 1997 at 7,800
(Ground Floor)         Limited              (1) Company           pounds sterling per annum
                                            (2) The Urquhart
                                            Partnership
                                            Limited

20/25 Union Terrace,   General Guarantee    4th & 18th July       18th May 1990 until
Aberdeen (Part         Corporation          1990                  17th May 2000 at
Ground and Part        Limited              (1) The Norwich       22,500 pounds sterling
Mezzanine Floors)                           Union Life Insur-     per annum
                                            ance Society
                                            (2) General
                                            Guarantee
                                            Corporation

20/25 Union Terrace,   Hill Samuel          17th December         23rd November 1987
Aberdeen (Part         Investment           1987 & 15th           until 22nd November
Ground and Part        Services             January 1988          2002 at 64,500 pounds
Mezzanine Floors)      Limited              (1) The Norwich       sterling per annum
                                            Union Life
                                            Insurnance
                                            Society
                                            (2) Hill
                                            Samuel
                                            Investment
                                            Services
                                            Limited

20/25 Union Terrace,   Bechtel              17th December         27th July 1993 until
Aberdeen (Part         Limited              1993 & 5th            26th July 2003 at
Lower Ground, Part                          January 1994          154,566 pounds sterling
1st and Part 4th                                                  per annum
Floors)                                     (1) Company
                                            (2) Bechtel
                                            Limited

20/25 Union Terrace,   Snamprogetti         3rd & 17th            30th April 1993 until
Aberdeen (Part 2nd     Limited              November 1993         29th April 1998 at
Floor)                                      (1) Company           37,300 pounds sterling per
                                                                  annum
                                            (2) Snampro-
                                            getti Limited

20/25 Union Terrace,   BAeSema Limited      4th and 7th           6th September 1993
Aberdeen (Part 3rd                          October 1993          until 6th September
Floor)                                      (1) Company           2003 at 38,121 pounds
                                            (2) BAeSema           sterling per annum
                                            Limited


                                  Schedule 6

                        Retention Bonuses of Employees

                                                    Gross Bonus
                                                  Entitlement (in
Name                                             pounds sterling)
- ----                                             ----------------

Ballantyne, R.D.                                  192,525.00
Lewis, U.                                         115,533.33
Wright, W.B.                                      103,016.67
Lavery, J.                                        143,512.50
McAuley, P.                                        78,966.67
Milne G.M.                                         38,266.67
Ng J.                                              59,600.00
Sherwood, C.H.                                     92,933.33
Rae J.                                            104,150.00
Joss, A.                                          100,275.00
Cremin, T.                                         90,383.33
Grabiec, I.                                        86,525.00
Symes, P.                                         120,091.67
Lucas, M.                                         111,975.00
Willcocks, P.J.                                    96,958.33
Robbins, K.E.                                      49,450.00
+Employers N.I. Contribution (10.2%)              161,584.56
                                                -------------
TOTAL                                           1,745,747.08
                                               =============

                                    Schedule 7

                            Form of Resignation Letter




To:   The Directors
      [                 ] Limited
      [                               ]

      I, [                        ], resign my office as
[director/secretary] of [                                 ]
Limited (the "Company") and all other offices which I have with the Company with effect from today's date and confirm that I have no claims against the Company, its subsidiaries and holding companies (as those terms are defined in the Companies Act 1985 section 736 (as amended)) or any of their or the Company's respective officers and employees, whether in respect of loss of office, unfair dismissal or (without limitation) on any other account. However, to the extent that such a claim exists or may exist, I irrevocably waive that claim and release those companies and their respective officers and employees from all liability. This disclaimer does not include any salary, fees or expenses properly due to me.

      IN WITNESS whereof this Deed has been executed the     day
of         1996


EXECUTED as a DEED                    )
by                                    )
in the presence of:                         )

                                    Schedule 8

                               Deed of Tax Indemnity












                     DATED                        1996
                     ----------------------------------


                                 SUN COMPANY, INC.             (1)

                                        and

                                AGIP (U.K.) LIMITED            (2)





                     -----------------------------------
TAXATION DEED
in respect of the sale of
Sun Oil Britain Limited
                     -----------------------------------




Norton Rose
London

THIS DEED is made on                                      1996
BETWEEN:

(1) SUN COMPANY, INC. a company incorporated under the laws of the Commonwealth of Pennsylvania and having its principal place of business at Ten Penn Centre, 1801 Market Street,
      Philadelphia, PA 19103-1699 ("Seller");

(2)   AGIP (U.K.) LIMITED whose registered office is at AGIP
      House, 10 Ebury Bridge Road, London SW1W 8PZ ("Purchaser").

WHEREAS this Deed is entered into pursuant to an agreement of even date herewith between Seller and Purchaser for the sale and purchase of the issued share capital of the Company ("the
Agreement").

IT IS HEREBY AGREED as follows:

1     Interpretation
      --------------

1.1 Words and expressions defined in clause 1.1 of the Agreement shall (unless the context otherwise requires) have the same meaning for the purposes of this Deed.

1.2   In this Deed:

      (a) "Claim" means any assessment, notice, demand or other document issued or action taken by or on behalf of any Taxation Authority or any form of self-assessment under the Pay and File system introduced by the Finance Act 1990 from which it appears that any one or more of the Company and the Subsidiaries is subject to, or is sought to be made subject to, or might become subject to, any Taxation Liability;

      (b)    "Company" means Sun Oil Britain Limited;

      (c) "Event" means any event, occurrence, transaction, act or omission (or any deemed event, occurrence, transaction, act or omission) including for the avoidance of doubt the sale and purchase of the shares in the Company pursuant to the Agreement;

      (d) "Relief" means any loss, relief, allowance, exemption, set-off, deduction, credit or other relief relating to any Taxation or to the computation of income, profits or gains for the purposes of any Taxation including any right to repayment of Taxation;

      (e) "the Subject Company" means such one or more of the Company and the Subsidiaries as shall be subject to a Taxation Liability;

      (f)    "Subsidiaries" means Sun Oil North Sea Limited and
             British Sun Oil Company Limited;

      (g) "Taxation Liability" means a liability to make an actual payment of or of an amount in respect of Taxation whether or not such Taxation is also or alternatively chargeable against or attributable to any other person; and

      (h) "unavailability" means, in relation to a Relief, the reduction, modification, claw-back, counteraction, disallowance or cancellation of or failure to obtain that Relief, and "unavailable" shall be construed accordingly.

1.3 The headings in this Deed are inserted for convenience only and shall be ignored in construing this Deed. Unless the context otherwise requires the singular shall include the plural and vice versa.

2     Covenant by Seller
      ------------------

2.1 Subject to the provisions of clause 3 hereof, Seller hereby covenants with Purchaser to pay to Purchaser an amount or amounts equal to:

      (a) any Taxation Liability of any one or more of the Company and the Subsidiaries arising as a result of, in respect of or by reference to:

             (i) any Event occurring or deemed for the purposes of any Taxation to occur on or before the Completion Date; or

             (ii) any income, profits or gains earned, accrued or received or deemed for the purposes of any Taxation to have been earned, accrued or received on or before, or in respect of any period ending on or before, the Completion Date;

      (b)    22.5 per cent. of:

             (i) in relation to SONSL, 30 per cent. of any decrease as is finally determined to be made in SONSL's qualifying expenditure (as at 1st July 1996) for the purposes of section 25 CAA 1990, in respect of its acquisition on 4th June, 1993 of the P344 interest in the Balmoral Field, where such decrease results solely from an adjustment being finally determined by a Taxation Authority to the consideration apportioned in the agreement for its acquisition;

             (ii) in relation to the Company, 49 per cent. of any decrease as is finally determined to be made in the Company's qualifying expenditure (as at 1st July 1996) for the purposes of section 25 CAA 1990 in respect of its acquisition on 22nd March, 1994 or the P199 interest in the Ninian Field, where such decrease results solely from an adjustment being finally determined by a Taxation Authority to the consideration apportioned in the agreement for its acquisition;

      (c) any costs and expenses payable by Purchaser or any one or more of the Company and the Subsidiaries in connection with any such liability or amount as is referred to in paragraph (a) or (b) above or with any claim in respect thereof or in taking or defending any action under clause 5 of this Deed.

2.2 Any payments made pursuant to clause 2.1 hereof shall, so far as possible, be treated as an adjustment to the consideration paid by Purchaser for the issued share capital of the Company under the Agreement.

3     Limitations
      -----------

3.1 The covenant contained in clause 2 shall not extend to any Taxation Liability:

      (a) to the extent that provision, reserve or allowance has been made for such Taxation Liability in the Accounts;

      (b) to the extent that such Taxation Liability has been taken into account in determining the Net Working
             Capital or is the subject of a payment pursuant to clause 6 of the Agreement;

      (c) for which the Company or the Subsidiaries is, or may become, liable as a result of any Event in the ordinary course of its business after the Economic Date (save insofar as such Taxation Liability relates to the Excluded Lease);

      (d) to the extent that such Taxation Liability was paid or discharged before the Economic Date;

      (e) to the extent that such Taxation Liability arises or is increased as a result of any provision or reserve in the Accounts being insufficient by reason only of any increase in the rate of Taxation made or any change in Taxation legislation after the date of the Agreement;

      (f) to the extent that such Taxation Liability arises or is increased as the result of the withdrawal or change in the terms of any administrative practice or Taxation Authority concession coming into force after the date of the Agreement which takes effect retrospectively or as a result of any judicial decision after the date of the Agreement on any point being inconsistent with the basis on which the Company or the Subsidiary in question has previously prepared and filed computations and returns;

      (g) to the extent that such Taxation Liability arises or is increased as the result of any act or omission effected by the Company, the Subsidiaries or Purchaser after Completion otherwise than pursuant to a legally binding commitment created on or before Completion and otherwise than in the ordinary course of business;

      (h) to the extent that such Taxation Liability arises as a result of any change on or after Completion in any accounting policy or practice, or any Taxation reporting or computation practice (including the basis of preparation and method of submission of any Taxation returns), of the Company or the Subsidiaries;

      (i) to the extent that such Taxation Liability arises as a result of Purchaser, the Company or the Subsidiaries failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Completion;

      (j) to the extent that such Taxation Liability would not have arisen but for Purchaser, an Affiliate of Purchaser, or the Company or the Subsidiaries disclaiming any part of the benefit of capital or other allowances against Taxation claimed on or before the date hereof or proposed to be claimed (information in relation to such proposed claims having been provided to Purchaser in writing under the terms of the Disclosure Letter, and the amounts the subject of the same to be notified in writing to Purchaser), or omitting to make or revising or withdrawing any such claim or any election or surrender or doing (or omitting to do) any other thing in circumstances where the same affects the treatment of any relief against Taxation taken into account in the Accounts or in determining the Net Working Capital or claimed on or before the date hereof or proposed to be claimed (provided that information in relation to such proposed claims has been provided to Purchaser in writing on or prior to Completion, and the amounts the subject of the same are notified in writing to Purchaser);

      (k)    to the extent that such Taxation Liability arises under
             Part XV of the Value Added Tax Regulations 1995 by reason of any Event or change in circumstances occurring after Completion;

      (l) to the extent that such Taxation Liability arises or is increased as a consequence of any failure by Purchaser, the Company or any Subsidiary to comply with any of their obligations under this Deed or the Agreement;

      (m) to the extent that the amount for which Seller is liable under this Deed does not exceed an amount for which Seller is liable under the Agreement in respect of the same matter, and such liability has been fully satisfied;

      (n) to the extent that the Company or any associated company of the Company has received an amount in respect of such Taxation Liability from any Third Party (as defined in clause 4 of the Deed);

      (o) to the extent that such Taxation Liability is stamp duty or stamp duty reserve tax imposed as a result of or in consequence of the purchase of the Sale Shares;

      (p) to the extent that a payment has been made in respect of such Taxation Liability pursuant to clause 6 of the Agreement; and

      (q) to the extent that Seller or such other person as is referred to in clause 9.1(a) hereof has satisfied such Taxation Liability by reason of being liable for such Taxation under section 767A ICTA 1988.

3.2 The provisions of clauses 6.16, 7.9 and 7.12 of the Agreement shall operate so as to restrict the liability of Seller hereunder.

4     Rebate
      ------

4.1 Purchaser undertakes that if, where Seller has paid or is required to pay any amount due hereunder in respect of any Taxation Liability, Purchaser or the Subject Company is or becomes entitled to receive or receives from any person other than the Company or any of the Subsidiaries ("the Third Party") a payment, credit or benefit in respect of such Taxation Liability, Seller shall remain liable to make a payment to Purchaser hereunder (except to the extent that such payment, credit or benefit has been received by Purchaser or the Subject Company prior to the due date for such payment by Seller), and shall make such payment in accordance with Clause 7, but Purchaser shall notify Seller of such entitlement or recovery as soon as reasonably practicable and, where recovery has not been effected at the date of notification, shall (if requested by and at the expense of Seller and upon Seller indemnifying the Company or Purchaser to its reasonable satisfaction against all costs or expenses which may be thereby incurred) take, or cause the Subject Company to take, such action as Seller shall reasonably request to enforce such recovery against the person in question (keeping Seller fully informed of the progress of any action taken) and Purchaser shall repay to Seller a sum equal to the lesser of:

      (a) the amount of any payment so received or the amount that Purchaser or the Subject Company will save by virtue of the credit or benefit ("the Benefit"), after deduction therefrom of an amount equal to any costs incurred in obtaining it and any Taxation Liability in respect of it; and

      (b) the aggregate amount paid by Seller hereunder in respect of the Taxation Liability in question.

      Any amount of the Benefit not so paid to Seller shall be carried forward and set off against any amount payable in respect of any claims hereunder.

4.2 Any payment required to be made by Purchaser and the Subject Company pursuant to clause 4.1 shall be made:

      (a) in a case where Purchaser or the Subject Company receives a payment or a credit or benefit other than in the form of a Relief, within 5 business days of the receipt thereof; and

      (b) in a case where Purchaser or the Subject Company receives a credit or benefit in the form of a Relief, on or before the date on which Taxation would have been recoverable by the appropriate Taxation Authority but for the use of such Relief.

4.3 Purchaser shall ensure that any such Relief as is referred to in clause 4.2(b) is used in priority to any other Relief, and in the absence of evidence to the contrary it shall be deemed to be so used. Seller shall be entitled to require (at the expense of Seller) that the Subject Company's auditors shall certify the amount and date of use of such Relief for the purposes of this clause 4.

4.4 Any sum not paid by Purchaser or the Subject Company on the due date of payment specified in clause 4.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the Agreed Rate from the due date to and including the day of actual payment of such sum. Such interest shall be paid on the demand of Seller.

5     Conduct of Claims
      -----------------

5.1 If Purchaser shall become aware of any Claim which is likely to give rise to a liability on Seller hereunder, Purchaser shall give notice thereof or ensure that notice thereof is given as soon as reasonably practicable to Seller in accordance with clause 9.

5.2 As regards any Claim, Purchaser shall take or shall ensure that the Subject Company shall take such action as Seller may by written notice given to Purchaser reasonably request to cause the Claim to be withdrawn or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof or to apply to postpone (so far as legally possible) the payment of any tax pending the determination of any appeal but subject to Purchaser and the Subject Company being indemnified to their reasonable satisfaction by Seller against all losses (including any additional Taxation Liability), interest, costs, damages and expenses which may be thereby incurred by Purchaser or the Subject Company, and Provided that:

      (a) any request made by Seller pursuant to this clause 5.2 shall be made within a reasonable time of receipt by Seller of any notice given by Purchaser to Seller in accordance with clause 5.1;

      (b) Purchaser and the Subject Company shall not be obliged to comply with any request of Seller which involves contesting any assessment for Taxation before any court or any other appellate body unless they have been advised in writing by leading tax counsel instructed by agreement between Purchaser and Seller at the expense of Seller that it is worth proceeding with an appeal against the assessment for Taxation.

6     Over-provision and Corresponding Savings
      ----------------------------------------

6.1   If:

      (a) any provision for Taxation in the Accounts or the Net Working Capital Statement has proved to be an over-provision (as certified, if Seller so requests by the auditors for the time being of the Subject Company at the expense of Seller), except to the extent that such over-provision results from:

             (i) the utilisation of a Relief which has been treated as an asset of the Subject Company in preparing the Accounts or the Net Working
                     Capital Statement; or

             (ii) a Relief which arises as a consequence of, or by reference to an Event occurring (or deemed to occur) after Completion; or

             (iii) from a change in rates of Taxation appropriate to the particular over-provision made after the date of this Agreement; or

      (b) any Taxation Liability to which clause 2 applies gives rise to a Relief which would not otherwise have arisen or which arises in an accounting period other than the one in which the Taxation Liability arises or which gives rise to a reduction in the amount of, or the elimination of, a Taxation Liability of the Subject Company whenever arising, an amount equal to such over-provision or (as the case may be) the amount of the Taxation Liability which is eliminated or the amount by which it is reduced (except to the extent to which it has been taken into account or credit has been given for it in relation to any claim in relation to any breach of Warranty (as determined and certified by the auditors for the time being of the Subject Company at the expense of Seller)) shall be dealt with in accordance with clause 6.2 below.

6.2   Where pursuant to clause 6.1 any amount (the "Relevant
      Amount") is to be dealt with in accordance with this sub-clause:

      (a) the Relevant Amount shall first be set off against any payment then due from Seller under this Deed;

      (b) to the extent that there is an excess, a refund shall be made to Seller of any previous payment or payments made by it under this Deed and not previously refunded under this sub-clause up to the amount of such excess; and

      (c)    to the extent that the excess referred to in sub-clause
             (b) is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set off against any future payments which may become due from Seller under this Deed.

6.3 For the purposes of clause 6.1(b), a Taxation Liability shall not be treated as being eliminated or reduced until the date upon which such liability is actually eliminated or reduced and, in particular (but without prejudice to the generality of the foregoing), where the Relief is the right to set a liability of the Subject Company to advance corporation tax against a liability of the Subject Company to corporation tax pursuant to Section 239(1) or (4) ICTA 1988 or gives rise to a repayment of corporation tax pursuant to Section 239(3) ICTA 1988, the Relief shall not be treated as having arisen until the offset has occurred or the repayment has been received.

7     Payment
      -------

7.1 Where any amount is required to be paid by Seller under this Deed pursuant to clause 2.1(a) hereof, Seller shall pay such amount free and clear of all withholding for or on account of Taxation, save only where such withholding is required by law in cleared, immediately available funds on or before the date two business days before the date on which the Taxation in question is due for payment to the relevant Taxation Authority or, if later, five business days following the date on which Purchaser notifies Seller of its liability to make such payment.

7.2 If Seller becomes liable to make a payment under clause 2(a) or (b) above in respect of any amount not being a Taxation Liability, Purchaser will notify Seller in writing of the amount which Seller is required to pay and Seller shall pay such amount in cleared, immediately available funds on or before the date 14 business days after the date on which it receives such notice. Any dispute as to the amount contained in such notice shall be determined (at the cost of Seller) by the auditors to the Subject Company, acting as experts and not arbitrators.

7.3 Sums not paid by Seller on the dates specified in clause 7.1 and 7.2 above shall bear interest (which shall accrue from day to day after, as well as before, judgment at the Agreed Rate from the date following the said specified date up to and including the day of actual payment of such sums (or the next business day if such day of actual payment is not a business day) compounded quarterly.

7.4 If at any time any applicable law, regulation or regulatory requirement, requires Seller to make any deduction or withholding from any payment made in respect of any amount due from Seller hereunder, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Purchaser receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, provided this clause
      7.4 shall only apply if:

      (a) Purchaser is a resident of the United Kingdom (as that term is defined in Article 4 of the Double Tax
             Convention between the United Kingdom and the United
             States of 31st December 1975); and

      (b) has had made and had accepted any relevant applications for relief under such Convention.

7.5 If Seller is required by law to make any deduction or withholding as referred to in clause 7.4 above, Seller shall:

      (a)    make such deduction or withholding;

      (b) pay the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

      (c) forthwith furnish to Purchaser the original, or a certified copy, of a receipt evidencing payment thereof.

7.6 If, following any such deduction or withholding from any payment by Seller as is referred to in clause 7.4, Purchaser shall receive or be granted a credit against or remission for any Taxation payable by it, Purchaser shall, subject to Seller having made any increased payment in accordance with clause 7.4 and to the extent that Purchaser can do so without prejudicing the retention of the amount of such credit and without prejudice to the right of Purchaser to obtain any other Relief which may be available to it, reimburse Seller with such amount as Purchaser shall (acting in good faith) certify to be such portion of such credit as will leave Purchaser (after such reimbursement) in no worse a position than it would have been had there been no such deduction or withholding from the payment by Seller as aforesaid. Such reimbursement shall be made forthwith upon Purchaser certifying that the amount of such credit has been received by it.

8     Purchaser's Covenant
      --------------------

8.1 Purchaser hereby covenants with Seller to pay to Seller, an amount equivalent to:

      (a) any Taxation for which Seller, or any other person falling within section 767A(2) ICTA 1988 by virtue of a relationship which he has with Seller, becomes liable by virtue of the operation of section 767A and 767B ICTA in circumstances where the taxpayer company (as referred to in section 767A(1) ICTA 1988) is the Company or a Subsidiary;

      (b) any other Taxation for which Seller becomes liable as a result of the failure by the Company or a Subsidiary to discharge it; and

      (c)    22.5 per cent. of:

             (i) in relation to SONSL, 30 per cent. of any increase as is finally determined to be made in SONSL's qualifying expenditure (as at 1st July
                     1996) for the purposes of section 25 CAA 1990, in respect of its acquisition on 4th June, 1993 or the P344 interest in the Balmoral Field, where such increase results solely from an adjustment being finally determined by a Taxation Authority to the consideration apportioned in the agreement for its acquisition;

             (ii) in relation to the Company, 49 per cent. of any increase as is finally determined is required to be made the Company's qualifying expenditure (as at 1st July 1996 immediately after the Economic
                     Date) for the purposes of section 25 CAA 1990 in respect of its acquisition on 22nd March, 1994 or the P199 interest in the Ninian Field, where such increase results solely from an adjustment being finally determined by any Taxation Authority to the consideration apportioned in the agreement for its acquisition;

8.2   The covenant contained in clause 8.1 above shall:

      (a) extend to any reasonable costs incurred by Seller or such other person in connection with such Taxation or a claim under this clause 8;

      (b) not apply to any Taxation to the extent that Purchaser could claim payment in respect of it under clause 2.1 of this Deed; and

      (c)    not apply to Taxation which has been recovered under
             section 767B(2) ICTA 1988 (and Seller shall ensure that no such recovery is sought to the extent that payment is made hereunder).

8.3 Clauses 2.2 (treatment of the payment as an adjustment to the purchase price), 5 (Conduct of Claims), 7 (Payments) shall apply to the covenant contained in this clause 8 as it applies to the covenant contained in clause 2.1, replacing references to Seller with references to Purchaser (and vice versa) and making any other necessary modifications.

9     Notices
      -------

      The provisions of clause 9 of the Agreement shall apply in relation to any notice required to be given or received under this Deed.

10    Assignment
      ----------

      The provisions of clause 12 of the Agreement shall apply in relation to this Deed.

11    Governing law
      -------------

      The provisions of clause 14 of the Agreement shall apply in relation to this Deed.

12    Counterparts
      ------------

12.1 This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but in that case shall not be effective until each party has executed at least one counterpart.

12.2 Each counterpart shall constitute the original of this Deed, but all the counterparts shall together constitute one and the same instrument.


IN WITNESS whereof this Deed has been entered into the day and year first above written.

EXECUTED and DELIVERED                )
as a DEED by                          )
SUN COMPANY, INC.                     )


 .....................................
                                            Director




 .....................................
                                            Corporate Secretary






EXECUTED and DELIVERED                )
as a DEED by                          )
AGIP (U.K.) LIMITED                   )


 .....................................
                                            Director




 .....................................
                                            Director/Secretary

Schedule 9
Preliminary Net Working Capital Statement
(Dollars in Thousands)

                                             Balance Sheet       Preliminary
                                                 as at               Net
Assets                                        30 June 96       Working Capital
- ------                                       -------------     ---------------
Current Assets
     Cash                                        2,847.7            2,847.7
     OBO Advances                                6,469.1            6,469.1
     Gas Receivables                             6,067.6            6,067.6
     Tariff Receivables                          3,566.2            3,566.2
     Other Receivables                           1,713.1            1,713.1
     Crude Receivables                          16,734.3           16,734.3
     Crude Over/Under Lifts                      4,025.6            4,025.6
     Adjusted Inter-company
     Receivable                                 46,238.4           46,238.4
Plant, Property & Equipment
     Oil and Gas                               207,251.4
     FPV                                        42,667.2
     Union Terrace                               7,157.2
     Furniture and Equipment                     1,410.8
Other Assets                                     1,447.2
                                               ---------
     Total Assets                              347,595.8
                                               ---------
Liabilities & Equity
- --------------------
Current Liabilities
     Accrued Liabilities                         4,366.3           (6,154.3)*
     Trade Payables                             10,924.3          (10,924.3)
     C.T. Payable                               10,613.1          (10,613.1)
     Royalty Payable                             8,223.5           (8,223.5)
     PRT Payable                                14,928.2          (14,928.2)
Decommissioning                                 59,691.3
Deferred Taxes                                  17,624.6
Other Deferred                                   1,167.7
Inter-company Debt                              64,500.0          (64,500.0)
Restructuring Reserve                           23,878.1
Deferred Income                                 13,286.5           (3,420.0)
Equity                                         118,392.2
                                               ---------          ---------
     Total Liabilities & Equity                347,595.8       NET(31,101.4)
                                               ---------          ---------

*Includes $1,787,973 for retention bonuses referred to in clause
 6.8.

                                    Schedule 10

                        Guarantees and Counter-Indemnities

                                                   Guaranteed
Guarantor          Beneficiary                     Obligations
- ---------          -----------                     ------------
1  Seller          Bank of Nova Scotia             SOBL's Ninian abandonment
                                                   obligations (1996)

2  Seller          LASMO plc                       SOBL's obligations under
                                                   OPS Trust Deed

3  Seller          British Gas Trading             SOBL's obligations under
                   Limited                         Thames Field Principal
                                                   Agreement

4  Seller          British Gas Trading             SOBL's obligations under
                   Limited                         Hewett Field Principal
                                                   Agreement

5  Seller          British Gas Trading             SOBL's obligations under
                   Limited                         North of Hewett Field
                                                   Principal Agreement


                                    Schedule 11

              Allocation of Purchase Price Pursuant to clause 6.9(a)

1 Seller and Purchaser agree that following Completion, Seller shall prepare an allocation of the Consideration for the Sale Shares between the following assets of Sun Oil Britain
      Limited:

      (a)    Cash, Demand Deposit and Like Accounts in Banks,
             Savings Institutions, etc.

      (b) Trade Notes and Accounts Crude Oil Inventories, Natural Gas Inventories, Natural Gas Liquids Inventories;

      (c)    General & Administrative Assets, such as Office
             Materials & Supplies, Office Furniture, Fixtures &
             Equipment, Prepaid Expenses, Favourable Office
             Leasehold Interests, Autos

      (d) In relation to the Balmoral, Glamis & Stirling, Magnus, Satellites, Ninian, Columba B, D&E, Hewett, Della, Dawn, Thames A Complex and Pickerill Fields, the Oil & Gas Reserves, the Balmoral FPV, Well & Other Equipment Used in the Extraction of Crude Oil & Natural Gas from Oil and/or Gas Wells, Materials & Supplies Used in the Extraction of Crude Oil, Natural Gas & Natural Gas Liquids, Compression & Pumping Equipment, Gathering and Transmission Pipelines, Storage and Transshipment Facilities, Terminals, and Other Equipment and Facilities Used in the Processing, Transportation & Distributing of Crude Oil, Natural Gas & Natural Gas Liquids, the Materials & Supplies Used in the Processing, Transporting or Distributing of Crude Oil, Natural Gas & Natural Gas Liquids, and Blocks 49/20 and 49/25b, License Interest

      (e)    Goodwill & Going Concern Value

      (f)    Shareholding in SONSL

      (g)    Shareholding in BSOC

2 Following the preparation of such allocation, Seller shall send the same to Purchaser at least 45 days prior to the due date for submission of such allocation to the US Internal Revenue Service and shall take account of any reasonable comments made by Purchaser or its agents where such comments are received by Seller within 30 days of receipt by Purchaser of such proposed allocation.

                                    Schedule 12

                   United States Federal, State and Local Taxes



1     (a)    In this Schedule,

             "Code" means the United States Internal Revenue Code of 1986, as amended;

             "Tax" or "Taxes" means any tax or taxes, similar charge, fees, impost, tariff, levy or other assessment (including, without limitation, income taxes, severance taxes, excise taxes or fees, transfer gain taxes, sales and use taxes, ad valorem taxes, withholding taxes, payroll taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, transfers, licensing, employment, franchise or minimum taxes), together with any related liabilities, penalties, fines, additions to tax or interest imposed by the United States or any state, county or local government, or sub-division or agency thereof;

             "Tax Returns" or "Returns" means all reports, estimates and information statements relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any United States, federal, state or local government Taxation Authority.

      (b) References in this Schedule to "interest imposed" shall also include interest allowed, assessed, credited, abated, paid, received, charged, realised, benefit (deemed or actual) or otherwise indicating an economic cost or economic benefit impact.

2 Seller and Purchaser agree to the following indemnification provisions regarding United States federal, state and local taxes:

      (a) From and after the Economic Date, Seller shall indemnify and save Purchaser and the Group harmless from, and Seller shall be entitled to any refund of, any and all Taxes (including, without limitation, any obligation to contribute to the payment of, or right to share in the refund of, a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Group) which are:

             (i) imposed on Seller or any other member of any consolidated, combined or unitary group that includes or which at any time included the Group or Seller (hereinafter "Seller's Group") (other than the Group) for any taxable year; and

             (ii) imposed on the Group in respect of its income, business, property or operations or for which the Group may otherwise be liable, for any taxable year that ends on or before the Economic Date and, with respect to any taxable year beginning before and ending after the Economic Date, the portion of such taxable year ending on (and including) the Economic Date (hereinafter, the "Short Period") (the Short Period and any taxable year that ends on or before the Economic Date being collectively hereinafter, the "Seller's Period") including, but not limited to any Taxes imposed on the Group, Seller, or Seller's Group as a result of Seller and Purchaser making the Elections (as defined in clause 6.8 of the Agreement); provided, however, Seller will not be responsible for Taxes resulting from any express or deemed election under Section 338 of the Code (or comparable provisions of state law) where Purchaser has failed to make a valid election under Section 338(h)(10) of the Code (or comparable provisions of state law) as provided for in clause 6.8.

      (b) Purchaser and the Group shall indemnify and save Seller and members of the Seller's Group harmless from, and shall be entitled to any refund of, any and all Taxes imposed on the Group (or any successor thereto) in respect of its income, business, property or operations for any taxable year that begins after the Economic Date and, with respect to any taxable year beginning before and ending after the Economic Date, the portion of such taxable year commencing on the day following the Economic Date (hereinafter, the "Purchaser's Period").

      (c) The amount of any indemnity payment required to be made by an indemnifying party pursuant to this paragraph 2 shall be determined after giving effect to the present value (based on a discount rate equal to the short-term applicable federal rate as determined under Section 1274(d) of the Code at that time) of any tax benefit realised or realisable by the indemnified party in connection with or as a result of the incurrence of the tax liability for which the indemnity payment is to be made. In the event of a refund or credit with respect to a Tax for which an indemnity payment has been made pursuant to this paragraph 2, the indemnified party shall promptly pay, not later than five business days after receipt, to the indemnifying party the amount of such refund (plus any interest received with respect to such refund) or shall promptly pay to the indemnifying party the amount of such credit (plus any interest the crediting party would have received have it claimed a refund in lieu of a credit) at the time such credit reduces the tax liability of the indemnified party. To the extent any such refund or credit (and related interest) is properly includible in the taxable income of the recipient, the amount forwarded or reimbursed to Seller or Purchaser shall be reduced by the tax liability incurred with respect to such receipt. Any refunds or reimbursements not made within the time periods specified above shall bear interest at the underpayment rate or under Section 6621(a)(2) of the Code in effect for the period of the non-payment.

      (d) For the purposes of this Agreement, the portion of each such tax that is attributable to the operations of the Group for such Short Period shall be (i) in the case of a Tax that is not based on gross or net income, the total amount of such Tax for the taxable year in question multiplied by a fraction, the numerator of which is the number of days in the Short Period, and denominator of which is the total number of days in such taxable year, and (ii) in the case of a Tax that is based on gross or net income, the Tax that would be due with respect to the Short Period if such Short Period were a short taxable year, based upon the Audited Accounts for the Short Period.

      (e)    (i)   The party to be indemnified shall give the
                   indemnifying party notice when any payment in connection with the Tax indemnification is due.
                   The indemnifying party shall pay to the party to be indemnified, within five days of receiving notice, but in no event more than two days prior to the date any tax payment is due by the party to be indemnified to a Taxation Authority (or, if no payment is due by the party to be indemnified to a Taxation Authority, on the date the Taxation
                   Authority accepts a tax overassessment or consents to an assessment) an amount equal to the Tax due from the indemnifying party.

             (ii) The indemnifying party shall pay an amount equal to the Tax benefit due to the party to be indemnified within five days of the occurrence of the earliest of:

                   (A)   the receipt of a tax benefit from a Taxation
                         Authority;

                   (B)   if the benefit is applied to other
                         liabilities due by the indemnifying party, the dates the Taxation Authority accepts such benefit or overassessment; and

                   (C)   if there is a Tax payment due from the
                         indemnifying party to the Taxation Authority, but a benefit is allowable to the party to be indemnified under the Agreement, the date the Tax payment is due by the indemnifying party to the Taxation Authority.

3     Returns:
      (a) Seller shall prepare and file all federal and state Tax Returns required of the Group with respect to any taxable year (including any short taxable year) ending on or before the Economic Date that have not been filed prior to the Completion Date. Purchaser and the Group shall prepare and file all Tax Returns of the Group with respect to any taxable year ending after the Completion Date. Within sixty days after Completion Date, Purchaser shall provide Seller with sufficient federal tax accounting data and information to support a determination of the federal income tax liability of the Group for the Seller's Period, as well as sufficient data and information to allow Seller to prepare the state Tax Returns. For purposes of allocating the items of income, gain, deductions and loss of the Company to the period ending on the Completion Date for purposes of Treasury Regulations
             Section 1.1502-76(b), such allocation shall be based upon an interim closing of the books of the Company.

      (b) After the Completion Date, Seller will be entitled to file amended Tax Returns for the Group for the Seller's Period, to control the audit of any such original or amended returns for the Seller's Period, including but not limited to extending the applicable statute of limitations, and settling of litigated claims, and Purchaser will co-operate and cause the Group to execute such powers of attorney and other documents as are necessary to carry out this intent.

      (c) Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns described in paragraphs 3(a) and (b) above and shall pay any Taxes shown thereon to be due. Such Tax Returns that included the periods up to completion shall be prepared on a basis consistent with the basis upon which comparable Tax Returns were prepared for prior periods.

4     Co-operation

      (a) Purchaser and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and other records) and assistance as is reasonably necessary for the filing of any Tax Return, for the preparation for or conduct of any audit, and for the prosecution or defence of any claim, suit or proceeding relating to any proposed tax adjustment. Purchaser and Seller shall co-operate with each other in the conduct of any audit or other similar proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out this intent.

      (b) If, in the course of the any member of the Group being audited by any Taxation Authority, either Seller or Purchaser requests from the other information, records or documentation normally maintained to support the determination of Tax liabilities, and required to be maintained under the record retention provisions required by law, regulations, procedure or revenue ruling, and such item of documentation was not maintained in accordance with the record retention provisions described herein and, therefore, cannot be produced or is unavailable, and the lack of such documentation, information or record results in an adverse audit finding against the requesting party on the Tax issue to which such document relates by the Taxation Authority conducting the audit, then the party failing to supply the requested item of information shall indemnify the requesting party for additional Taxes, interest and penalty relating to the undocumented tax issue on the same basis as provided in paragraph 2 above.

5     Contests

      Purchaser and Seller shall each promptly give written notice to the other of any examination, audit, inquiry or proposed or actual assessment by a federal, state or local covering any potential liability for Taxes where a right may exist of one party to demand payment for such Tax from, or be indemnified by, the other party. Whenever any Taxation Authority informs Purchaser or the Group of a claim, assessment or other dispute concerning an amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall promptly inform Seller in writing, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller is liable under this Schedule; provided, however, that Purchaser and the Group are not hereby relieved of their responsibilities to handle an audit unless expressly assumed by Seller. Whenever any Taxation Authority informs Seller of a claim, assessment, or other dispute concerning an amount of Taxes for which Purchaser is or may be liable under this Agreement, Seller shall promptly inform Purchaser in writing, and Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Purchaser is liable under this Agreement. Each party hereto agrees to give the other party the right of reasonable consultation regarding the matters subject to this paragraph which could affect the other. The omission to notify the indemnifying party shall not believe it from liability which it may have to the indemnified party to the extent the indemnifying party is not prejudiced by such omission.

6     Termination of Tax Allocation Agreement

      Effective as of the Economic Date, all liabilities and obligations between Seller and the Group under any tax allocation agreement or other similar arrangement in effect prior to the Economic Date shall be extinguished in full, and any liabilities or rights existing under any such agreement or arrangement shall terminate and shall no longer be enforceable.

7     Time Limitation

      The agreements in this Schedule shall remain in effect for a period of one year past any statute of limitations governing the duration of either party's rights or liabilities in any particular instance. Seller shall notify Purchaser at least 60 days prior to the expiry of the statute of limitations and notify Purchaser within 30 days of any extension of the statute of limitations.

SIGNED by V. R. Harlow                 )
for and on behalf of                   )
SUN COMPANY, INC. in the               )    s/ V.R. HARLOW
presence of:-                          )    -------------------------------
                                            Duly Appointed Attorney-in-Fact





SIGNED by E. Sganzerla                 )
for and on behalf of                   )
AGIP (U.K.) LIMITED in the             )    s/ E. SGANZERLA
presence of:-                          )    -------------------------------
                                            Director